CONTRIBUTION AGREEMENT

                                     Between

                      CORPORATE OFFICE PROPERTIES TRUST AND
                       CORPORATE OFFICE PROPERTIES, L.P.,
                               COLLECTIVELY, BUYER

                                       and

                            THE SELLERS LISTED ON THE
                        SIGNATURE PAGE TO THIS AGREEMENT


                      (Constellation Real Estate Portfolio/
                              Completed Properties)

                         Dated as of May 14, 1998


         IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISK OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.



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         THIS CONTRIBUTION AGREEMENT is made and entered into as of this 14th day of May, 1998 (the "Contract Date"), by and between the entities listed on the signature page to this Agreement as Sellers and also identified on Exhibit "Sellers" attached hereto (collectively, the "Sellers" and each individually, a "Seller"), Corporate Office Properties, L.P., a Delaware limited partnership ("COPLP"). and Corporate Office Properties Trust, a Maryland real estate investment trust ("REIT") (COPLP and the REIT, hereinafter collectively the "Buyer").

                                   Background

         The Sellers, except for CPI (as defined below) only as to Tred Avon (as defined below), own one hundred percent (100%) of the Interests (the "Interests") of the entities and limited liability companies identified on Exhibit "Entities" (the "Entities"). Each Entity (except Tred Avon) is the record and beneficial owner of its respective Project or Projects (as defined below) identified on Exhibit "Projects", and CPI is the record and beneficial owner of fee simple title to the Project known as Brandon (defined below). Tred Avon is the record and beneficial owner of the Tred Avon Loan Documents (defined below). The Interest of each Seller (which is such Seller's full capital, profits, voting and other interest in the subject Entity) in each Entity is set forth on Exhibit "Sellers".

         The Projects include the Land and those certain buildings (the "Buildings"), each containing that number of net rentable square feet, as specified on Exhibit "Projects" attached hereto. The Buildings are leased by the Entities (except Tred Avon) and CPI as to Brandon, to Tenants (as defined below) for office and retail purposes. Each of the Buildings is commonly known by the respective street address in the cities, counties and states described on Exhibit "Projects" attached hereto. For purposes of this Agreement the term, "Projects," shall be deemed to mean, on a collective basis with respect to each Entity or Seller, as applicable: (i) all of the parcels of land identified on Exhibit "Projects" attached hereto (collectively, the "Land"), together with all rights, easements and interests appurtenant thereto, including, but not limited to, any streets or other public ways adjacent to such Land and any water or mineral rights owned by, or leased to, such Entity or CPI as to Brandon; (ii) all improvements located on the Land, including, but not limited to, the Buildings, and all other structures, systems, and utilities associated with, and utilized by, such Entity, or CPI as to Brandon in the ownership and operation of the Buildings (all such improvements being collectively referred to herein as the "Improvements"), but excluding improvements, if any, owned by Tenants of such applicable Buildings; (iii) all personal property owned by such Seller or Entity, or CPI as to Brandon and either (A) located on or in the Land or Improvements, or (B) used in connection with the operation and maintenance of the Project (collectively, the "Personal Property"); (iv) all building materials, supplies, hardware, carpeting and other inventory owned by such Entity or Seller, or CPI as to Brandon and maintained in connection with such Entity's or CPI's ownership and operation of the Land and/or Improvements (collectively, the "Inventory"); (v) all trademarks, tradenames, development rights and entitlements and other intangible property used or useful in connection with the foregoing (collectively, the "Intangible Personal Property"), except the right to use

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the name Constellation; and (vi) such Entity's interest, and CPI's interest as to Brandon, in all leases and other agreements to occupy all or any portion of the Land and/or Improvements in effect on the Contract Date or into which such Entity or CPI enters prior to the Closing (as defined below), but pursuant to the express terms of this Agreement (collectively, the "Leases").

         The Sellers and Buyer desire to enter this Agreement relating to the sale by the Sellers to Buyer of Interests, and the sale by CPI to Buyer of Brandon, in exchange for cash, debt assumption, and Shares (as defined below) pursuant to the terms of this Agreement.

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

         1.        DEFINITIONS.

         All terms which are not otherwise defined in this Contribution Agreement shall have the meaning set forth in this Section 1.

                  1.1. "Accredited Investor" shall have the meaning set forth in Regulation D promulgated under the Securities Act of 1933, as amended.

                  1.2. "Additional Rent" shall have the meaning set forth in Section 15.1.5.

                  1.3. "Affiliate(s)" shall have the meaning set forth in
Section 21.

                  1.4. "Assumed Indebtedness" shall mean (a) the outstanding principal balance of the indebtedness as of the Closing Date of those two (2) Entities identified on Exhibit "Assumed Indebtedness" with respect to those two
(2) Projects identified on Exhibit "Assumed Indebtedness" as such indebtedness is described (including a statement of the outstanding principal balance as of the date of this Agreement) on Exhibit "Assumed Indebtedness" and (b) the outstanding principal balance as of the Closing Date of such portion of the Satisfied Indebtedness that Buyer, in its sole discretion, elects to assume. The Assumed Indebtedness identified in clause (a) of the preceding sentence is evidenced and secured by the Assumed Loan Documents described on Exhibit "Assumed Loan Documents". Buyer's right to assume the Assumed Indebtedness is subject to the provisions of Section 3.2.7.

                  1.5. "Assumed Loan Documents" shall mean the documents evidencing or securing the Assumed Indebtedness, as described on Exhibit "Assumed Loan Documents".

                  1.6. "Base Rent" shall have the meaning set forth in
 Section 15.1.5.

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                  1.7.  "Brandon" shall mean the Project located at 7609
Energy Parkway, Anne Arundel County, Maryland and identified as Brandon on Exhibit "Projects".

                  1.8. "Buildings" shall have the meaning set forth in the recitals to this Agreement.

                  1.9. "Buyer" shall mean collectively the REIT (as defined below) and Corporate Office Properties, L.P., a Delaware limited partnership the sole general partner of which is the REIT.

                  1.10. "Buyer Indemnified Parties" shall have the meaning set forth in Section 13.3.

                  1.11. "Buyer's Closing Notice" shall have the meaning set forth in Section 6.1.

                  1.12. "Buyer's Request" shall have the meaning set forth in Section 6.3.

                  1.13. "Buyer's Conditions Precedent" shall mean all conditions precedent to Buyer's obligations to close as set forth in this Agreement.

                  1.14. "Buyer's Reasonable Costs" shall mean all out-of-pocket costs and expenses incurred by Buyer in connection with this Agreement and the Projects, including, but not limited to, legal fees, title company charges, engineering fees, environmental consultant's fees, architects' and surveyors' fees and other similar charges.

                  1.15. "CPI" shall mean Constellation Properties, Inc., a Maryland corporation.

                  1.16. "CPI Affiliates" shall mean entities controlled by CPI.

                  1.17. "Cash Component" shall have the meaning set forth in
Section 3.

                  1.18. "Certification of Default" shall have the meaning set forth in Section 6.3.

                  1.19. "Closing" shall mean (a) the occurrence of the events described in Section 6.1 as to all Sellers, other than the NBP 135 Sellers and Woodlands Sellers, and defined in Section 6.1 as the First Closing, (b) the occurrence of the events described in Section 6.2.1 as to the NBP 135 Sellers and defined in Section 6.2.1 as the NBP 135 Closing, and (c) the occurrence of the events described in Section 6.2.2 as to Woodlands, and defined in Section
6.2.2 as the Woodlands Closing.

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                  1.20. "Closing Date" shall mean (a) the date set forth in
Section 6.1 as to all Sellers, other than the NBP 135 Sellers and the Woodlands Sellers, and defined in Section 6.1 as the First Closing Date, (b) the date set forth in Section 6.2.1 as to the NBP 135 Sellers and defined in Section 6.2.1 as the NBP 135 Closing Date, and (c) the date set forth in Section 6.2.2 as to the Woodlands Sellers and defined in Section 6.2.2 as the Woodlands Closing Date.

                  1.21. "Closing Statement" shall have the meaning set forth in Section 16.1.11.

                  1.22. "Common Share Amount" shall have the meaning set forth in Section 3.2.3 below.

                  1.23. "Common Shares" means common shares of the REIT.

                  1.24. "Consideration" shall have the meaning set forth in
Section 3.

                  1.25. "Constellation Lease" shall have the meaning set forth in Section 5.6.

                  1.26. "Contract Date" shall mean the date set forth in the first paragraph of this Agreement.

                  1.27. "Convertible Preferred Shares" shall mean convertible cumulative preferred shares of the REIT to be classified and issued by the REIT in accordance with the Amended and Restated Declaration of Trust of the REIT as amended. Each Convertible Preferred Share has a liquidation preference of $25.00 and pays a cumulative dividend of 5.5% per year. The dividend shall have a preference over dividends payable on the Common Shares. Each Convertible Preferred Share is convertible into Common Shares at an initial conversion price of $13.335 per Common Share (subject to anti-dilution adjustments) and otherwise subject to the terms of the Amended and Restated Declaration of Trust of the REIT, as may be further amended. Convertible Preferred Shares delivered to Sellers at Closing under this Agreement shall not be converted before two (2) years after the Closing Date and shall not be converted if such conversion would result in the Sellers owning, in the aggregate, more than forty-five percent (45%) in the aggregate of the outstanding Common Shares of the REIT. Notwithstanding the foregoing, if there is a change in control of the REIT, the two year prohibition against conversion shall be deemed to have terminated and the Convertible Preferred Shares may thereafter be converted into Common Shares (subject, however, to the 45% limitation and to the terms of the Amended and Restated Declaration of Trust of the REIT, as amended prior to such change in control).

                  1.28. "CREG" shall mean Constellation Real Estate Group, Inc., which is the one hundred percent (100%) direct owner of CPI and a guarantor under certain indebtedness of the Sellers.

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                  1.29. "Damage" shall have the meaning set forth in Section 19.

                  1.30. "Delinquent Rents" shall have the meaning set forth in
Section 17.9.

                  1.31. "Development Management Agreement" shall have the meaning set forth in Section 5.7.

                  1.32. "Development Projects Acquisition Agreements" shall have the meaning set forth in Section 5.4.

                  1.33. "Disapproved Exception" shall have the meaning set forth in Section 9.2.

                  1.34. "Eminent Domain" shall have the meaning set forth in
Section 19.

                  1.35. "Entities" shall mean the Entities identified on Exhibit "Entities".

                  1.36. "Environmental Law(s)" shall have the meaning set forth in Section 13.1.1.

                  1.37. "Environmental Permits" shall have the meaning set forth in Section 13.1.2.

                  1.38. "Escrowee" shall mean the Title Company.

                  1.39. "Estoppel Certificate" shall have the meaning set forth in Section 15.2 of this Agreement.

                  1.40. "Existing Loan Documents" shall mean the Assumed Loan Documents and the Satisfied Loan Documents.

                  1.41. "First Closing" shall have the meaning set forth in
Section 6.1.

                  1.42. "First Closing Date" shall have the meaning set forth in
Section 6.1.

                  1.43. "Governmental Authority/Authorities" shall mean any agency, commission, department or body of any municipal, township, county, local, state or Federal governmental or quasi-governmental regulatory unit, entity or authority having jurisdiction or authority over all or any portion of the Projects or the management, operation, use or improvement thereof.

                  1.44. "Hazardous Conditions" shall have the meaning set forth in Section 13.1.3.

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                  1.45. "Hazardous Material(s)" shall have the meaning set forth in Section 13.1.4.

                  1.46. "Improvements" shall have the meaning set forth in the recitals to this Agreement.

                  1.47. "Informational Materials" shall have the meaning set forth in Section 11.1.8 below.

                  1.48. "Intangible Personal Property" shall have the meaning set forth in the recitals to this Agreement.

                  1.49. "Interests" shall have the meaning set forth in the recitals to this Agreement.

                  1.50. "Inventory" shall have the meaning set forth in the recitals to this Agreement.

                  1.51. "Investor Materials" shall have the meaning set forth in
Section 4.1.3.

                  1.52. "Land" shall have the meaning set forth in the recital to this Agreement.

                  1.53. "Leases" shall have the meaning set forth in the recitals to this Agreement.

                  1.54. "Lenders' Approvals" shall have the meaning set forth in
Section 14.1.5.

                  1.55. "Letter of Credit" shall have the meaning set forth in
Section 6.3.

                  1.56. "Losses" shall have the meaning set forth in Section
13.3.

                  1.57. "NBP 135" shall mean the Entity identified as NBP 135 on Exhibit "Entities" which owns the Project identified as 135 National Business Park on Exhibit "Projects".

                  1.58. "NBP 135 Gross Value" shall have the meaning set forth in Section 3.1.

                  1.59. "NBP 135 Sellers" shall mean those Sellers who are selling all of the Interests in NBP 135.

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                  1.60. "NBP 135 Lease Achievement Date" shall have the meaning set forth in Section 6.2.1 of this Agreement.

                  1.61. "NBP 135/Woodlands Closing" shall have the meaning set forth in Section 6.2.

                  1.62. "NBP 135/Woodlands Closing Date" shall have the meaning set forth in Section 6.2.

                  1.63. "Net Asset Value" shall have the meaning set forth in
Section 3.1.

                  1.64. "Net Value Percentage Allocation" shall mean the percentage assigned to each Project on Exhibit "Net Value Percentage Allocation", the total percentage of which is one hundred percent (100%). Shares shall be allocated among the Projects by multiplying the Net Asset Value by the Net Value Percentage Allocation of each Project.

                  1.65. "NOI" shall have the meaning set forth in Section 3.2.

                  1.66. "Notice of Dispute" shall have the meaning set forth i
Section 6.3.

                  1.67. "Notice of Objection" shall have the meaning set forth at Section 6.3.

                  1.68. "Option Projects" shall have the meaning set forth in
Section 5.5.

                  1.69. "Option/ROFR Agreements" shall have the meaning set forth in Section 5.5.

                  1.70. "Permitted Exceptions" shall have the meaning set forth in Section 9.2.

                  1.71. "Personal Property" shall have the meaning set forth in the recitals to this Agreement.

                  1.72. "Post-Closing Seller" shall have the meaning set forth in Section 13.3.

                  1.73. "Preferred Share Amount" shall have the meaning set forth in Section 3.2.2.

                  1.74. "Projects" shall have the meaning set forth in the recitals to this Agreement.

                  1.75. "Proxy Statement" shall have the meaning set forth in
Section 4.5.

                  1.76. "Records" shall mean all books, records, tax returns, correspondence, financial data, leases, and all other documents and matters, public or private, maintained by

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the Entities, the Sellers or its or their agents, relating to receipts and expenditures pertaining to all of the Projects for the three most recent ful calendar years and the current calendar year and all contracts, rental agreements and all other documents and matters, public or private, maintained by the Entities, the Sellers or its or their agents, relating to operations of the Projects.

                  1.77. "Registration Rights Agreement" shall mean the Registration Rights Agreement in favor of the Sellers to be entered into by the REIT at Closing in the form attached hereto as Exhibit "Registration Rights Agreement".

                  1.78. "Regulatory Violation Notice" shall have the meaning set forth in Section 4.1.3.

                  1.79. "REIT" means Corporate Office Properties Trust, a Maryland real estate investment trust, which is the sole general partner of Corporate Office Properties, L.P.

                  1.80. "Release" shall have the meaning set forth in Section 13.1.5.

                  1.81. "Remedial Action" shall have the meaning set forth in
Section 13.1.6.

                  1.82. "Remedial Costs" shall have the meaning set forth in
Section 13.1.7.

                  1.83. "Satisfied Indebtedness" shall mean the outstanding principal balance as of the Closing Date of the indebtedness of those Entities identified on Exhibit "Satisfied Indebtedness" with respect to those Projects identified on Exhibit "Satisfied Indebtedness" as such indebtedness is described (including a statement of the outstanding principal balance as of the date of this Agreement) on Exhibit "Satisfied Indebtedness". The Satisfied Indebtedness is evidenced and secured by the Satisfied Loan Documents described on Exhibit "Satisfied Loan Documents". Buyer, in Buyer's sole discretion, shall have the right to assume any portion of the Satisfied Indebtedness, provided, however, that as to any such assumed portion, the Entities, Sellers and CREG, as applicable, obligated under such assumed portion are released from all obligations under such assumed portion. If Buyer, in Buyer's sole discretion, elects to assume any portion of the Satisfied Indebtedness, such portion shall become part of the Assumed Indebtedness, and the amount of Satisfied Indebtedness shall be reduced by an amount equal to the amount of the outstanding principal of such assumed portion as of the Closing Date.

                  1.84. "Satisfied Loan Documents" shall mean the documents evidencing or securing the Satisfied Indebtedness.

                  1.85. "SEC" shall mean the Securities and Exchange Commission.

                  1.86. "Securities Act" shall mean the Securities Act of 1933, as amended.

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                  1.87. "Sellers" shall mean those persons and entities listed as Sellers on the signature page to this Agreement and listed on Exhibit "Sellers" .

                  1.88. "Sellers' Condition Precedent" shall mean all conditions precedent to Seller's obligations to close as set forth in this Agreement.

                  1.89. "Seller Indemnified Parties" shall have the meaning set forth in Section 20.4 of this Agreement.

                  1.90. "Service Company Agreement" shall have the meaning set forth at Section 5.3.

                  1.91. "Shares" shall mean collectively Common Shares and Convertible Preferred Shares.

                  1.92. "Tank(s)" shall have the meaning set forth in Section 13.1.9.

                  1.93. "Taxes" shall have the meaning set forth in Section 11.1.4(b).

                  1.94. "Tax Returns" shall have the meaning set forth in
Section 11.1.4(b).

                  1.95. "Tenants" shall have the meaning set forth in Section 15.1.

                  1.96. "TIF  Agreement" shall have the meaning set forth in
Section 5.8.

                  1.97. "Title Company" shall mean Commonwealth Land Title Insurance Company.

                  1.98. "Title Reports" shall have the meaning set forth in
Section 9.2.

                  1.99. "Tred Avon" shall mean Tred Lightly Limited Liability Company, a Maryland limited liability company, which is the holder of the Tred Avon Loan Documents.

                 1.100. "Tred Avon Loan Documents" shall mean the notes, deeds of trust encumbering the Project identified as Tred Avon on Exhibit "Projects", and other loan documents described on Exhibit "Tred Avon Loan Documents" evidencing and securing first and second deed of trust loans in the aggregate original principal amount of $10,000,000.00 from TA Associates Limited Partnership, a Maryland limited partnership, the owner of Tred Avon, to Tred Avon.

                 1.101. "Woodlands" shall mean the Entity identified as Woodlands on Exhibit "Entities" which owns the Project identified as Woodlands I on Exhibit "Projects".

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                 1.102. "Woodlands Gross Value" shall have the meaning set
forth in Section 3.1.

                 1.103. "Woodlands Lease Achievement Date" should have the meaning set forth in Section 6.2.2.

                 1.104. "Woodlands Sellers" shall mean those Sellers who are selling all of the Interests in Woodlands.

         2.       ASSIGNMENT AND TRANSFER OF INTERESTS.

                  2.1. At Closing, each Seller agrees to assign and transfer to Buyer, and Buyer agrees to accept and take from each Seller, on the terms and conditions set forth in this Agreement, all of such Seller's right, title and interest in the Interests, and CPI agrees to convey to Buyer and Buyer agrees to accept, CPI's fee simple title interest in Brandon.

         3.       CONSIDERATION.

         Calculations under this Section 3 shall be computed separately for the First Closing with all Sellers, other than the NBP 135 Sellers and the Woodlands Sellers under Section 6.1, and for the NBP 135/Woodlands Closing with the Woodlands Sellers and NBP 135 Sellers under Section 6.2 and, with respect to each such Closing, shall relate only to those Sellers, Interests, and Projects which are the subject of such Closing.

         In consideration of the assignment of the Interests to Buyer and conveyance of Brandon to Buyer, and subject to the terms of this Agreement, at Closing, the Buyer shall (a) pay to Sellers an amount equal to the Satisfied Indebtedness (the "Cash Component"), (b) acquire the Interests and Brandon under and subject to the Assumed Indebtedness and (c) deliver to the Sellers, Shares (consisting of Seventy-Five percent (75%) Common Shares and Twenty-Five percent (25%) Convertible Preferred Shares, as more particularly described in Section
3.2 below) having an aggregate value equal to the Net Asset Value (defined below) of the Projects. Such consideration shall be referred to in this Agreement as the "Consideration." The Shares issued to the Sellers at Closing shall be issued to the respective Sellers in the same proportion as the respective Sellers assign and convey Brandon and the Interests (subject to appropriate rounding to eliminate fractional Shares), as more particularly described on Exhibit "Share Schedule", as such allocation may be adjusted on the updated Exhibit Share Schedule to be prepared by Buyer and to be mutually and reasonably approved by Sellers and the Buyer at the Closing (the "Updated Exhibit Share Schedule" or the "Share Schedule").

                  3.1. The "Net Asset Value" of the Projects (excluding NBP 135 and Woodlands) equals $142,550,000.00 [and as to NBP 135, $12,150,000.00 (the
"NBP 135 Gross Value"), and as to Woodlands, $17,600,000.00 (the "Woodlands Gross Value"), both subject to adjustment as set forth in Section 3.2.5] less the Cash Component, less the Assumed Indebtedness with respect to all Projects (as such amount is reflected in the Exhibit "Assumed

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Indebtedness" on the Closing Date). The Net Asset Value shall be further adjusted by the positive or negative adjustments and prorations described in
Section 17 below, all of which shall be adjusted as of the Closing Date. The Net Asset Value is allocated among the Projects in accordance with Exhibit "Net Value Percentage Allocation".

                  3.2. The Consideration shall be determined, allocated and paid by the Buyer to the Sellers at Closing as follows:

                  3.2.1. The Cash Component shall be allocated among, and paid to the Sellers, in accordance with Exhibit "Cash Component Allocation".

                  3.2.2. Buyer shall acquire the Interests and Brandon subject to the Assumed Indebtedness at the time of the Closing. Sellers acknowledge and agree that the Sellers shall be solely responsible for any and all assumption fees, transfer fees and other costs associated with the Buyer's acquisition of the Interests subject to the Assumed Indebtedness and, in the event that the holder of any existing financing on the Projects is unwilling to consent to the transfer of the Interests, and Buyer elects to proceed to Closing, Sellers shall be solely responsible for any prepayment penalties in connection the payment of any such indebtedness.

                  3.2.3. Buyer shall deliver to Sellers Convertible Preferred Shares ($25 par value per unit) having an aggregate value equal to Twenty-Five percent (25%) of the Net Asset Value of the Projects. This value expressed in dollars shall be referred to as the "Preferred Share Amount." Divide the Preferred Share Amount by $25 (the par value of the Convertible Preferred Shares) to determine the number of Convertible Preferred Shares to be delivered. If this calculation would result in a fractional number of Convertible Preferred Shares to be delivered to Sellers, the Buyer shall round that fraction up or down, as the case may be, to the nearest whole number of Convertible Preferred Shares. The Share Schedule shall establish the allocation of Convertible Preferred Shares to each Seller.

                  3.2.4. Buyer shall deliver Common Shares having an aggregate value equal to Seventy-Five percent (75%) of the Net Asset Value of the Projects. This value expressed in dollars shall be referred to as the "Common Share Amount". Divide the Common Share Amount by $10.50 to arrive at the number of Common Shares to be delivered. If this calculation would result in a fractional number of Common Shares to be delivered to Seller, the Buyer shall round that fraction up or down, as the case may be, to the nearest whole number of Common Shares. The Share Schedule shall establish the allocation of Common Shares to each Seller.

                  3.2.5. The NBP 135 Gross Value shall be decreased if the NOI (defined below) of NBP 135 at the time of the NBP 135/Woodlands Closing is less than $1,071,807. The Woodlands Gross Value shall be decreased if the NOI for Woodlands at the time of the NBP 135/Woodlands Closing is less than $1,364,531. If the NOI of NBP 135 is less than $1,071,807 at the time of the NBP 135/Woodlands Closing, the NBP 135 Gross Value shall

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equal the NOI of NBP 135 at the time of the NBP 135/Woodlands Closing divided by a capitalization rate of 8.82%. If the NOI of Woodlands is less than $1,364,531 at the time of the NBP 135/Woodlands Closing, the Woodlands Gross Value shall equal the NOI of Woodlands at the time of the NBP 135/Woodlands Closing divided by the capitalization rate of 7.75%. "NOI" means the net operating income for a Project determined as customarily calculated in the commercial real estate industry for Projects similar to the Project for which the determination is being made, based on the annualized operating revenues to be received from the Project from Leases in effect (with Tenants paying rent) ten (10) days before the NBP 135/Woodlands Closing Date less the estimated annual operating expenses, including, without limitation, a management fee of three and one-half percent (3.5%) of revenues, a structural reserve equal to $.20 per square foot of the Project, and a vacancy reserve of five percent (5%) of the number of square feet of the Project times the anticipated average rent per square foot for the Project.

                  3.2.6. The number of Common Shares at any time held by the Sellers, in the aggregate, shall not exceed forty-five percent (45%) of the outstanding Common Shares of the REIT.

                  3.2.7. Buyer's right to assume the Assumed Indebtedness is subject to the condition that the Sellers and CREG, as applicable, are released from their obligations under the Assumed Indebtedness. If, despite Buyer's commercially reasonable efforts to have the Sellers and CREG released from thei obligations under the Assumed Indebtedness, Buyer is unable to obtain such release as to Assumed Indebtedness relating to a specific Project, Buyer shall indemnify the Sellers and CREG, as applicable, obligated on the subject Assumed Indebtedness with respect to the deleted Project, and Sellers and CREG, as applicable, shall accept such indemnification by Buyer in lieu of a release.

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

         4.      SHARES; INVESTOR MATERIALS; PROXY STATEMENT.

                 4.1.1. Investor Materials. Each Seller, on or before ten (10) days after the date of this Agreement, shall complete a questionnaire (in substantially the form set forth in Exhibit "Investor Materials" attached hereto, the "Investor Materials") providing, among other things, information concerning each Seller's status as an Accredited Investor, and shall provide or cause to be provided to Buyer, or to any other party designated by Buyer, such other information and documentation as may reasonably be requested by Buyer in furtherance of the issuance of the Shares as contemplated hereby. Notwithstanding anything contained in this Agreement to the contrary, in the event that, in the reasonable opinion of Buyer, based on advice of its securities counsel, (x) any such person or entity providing Investor Materials is not considered an Accredited Investor, (y) the proposed delivery of Shares hereunder might not qualify for the exemption from the registration requirements of Section 5 of the Securities Act, or (z) the proposed delivery of Shares hereunder would violate any applicable federal or state securities laws, rules or regulations, or agreements to which the REIT or the Buyer is a party, or any tax related or other legal rules, agreements or constraints applicable to Buyer or the REIT, Buyer shall so advise Seller, in writing (the "Regulatory Violation Notice") within five (5) business days after such determination is made. In the event a Regulatory Violation Notice is delivered, this Agreement shall terminate and no party shall have any further liability hereunder except (i) as otherwise expressly set forth in this Agreement and (ii) to the extent a breach of this Agreement gives rise to, or becomes the basis for, the Regulatory Violation Notice.

                  4.2. Certain Informational Materials. Sellers have been furnished with the informational materials listed on Exhibit "Informational Materials"). Sellers have read, reviewed and understand the Informational Materials, and have been afforded the opportunity to ask questions of those persons it considers appropriate and to obtain any additional information it desires in respect of the Shares and the business, operations, conditions (financial and otherwise) and current prospects of the COPLP and the REIT. Sellers consulted their own financial, legal and tax advisors with respect to the economic, legal and tax consequences of delivery of the Shares and have not relied on the Informational Materials, COPLP, the REIT or any of their officers, directors, affiliates or professional advisors for such advice as to such consequences. Notwithstanding anything to the contrary contained in this Section 4.2, the effect of any representations or warranties expressly made by COPLP and the REIT in this Agreement shall not be diminished, abrogated or compromised by this Section 4.2.

                  4.3. Transfer Requirements. Sellers may only sell, transfer, assign, pledge or encumber, or otherwise convey any or all of the Shares, in strict compliance with the charter documents of the REIT, the registration and other provisions of the Securities Act (and the rules promulgated thereunder), any state securities laws, and the Registration Rights Agreement, in each case as may be applicable. The provisions of this Section 4.3 shall survive the Closing.

                  4.4. Registration Rights. At the Closing, the REIT shall execute and deliver the Registration Rights Agreement to the Sellers.

                  4.5. Proxy Statement. As promptly as practicable after the execution of this Agreement, the REIT shall prepare and file with the SEC a Proxy Statement (the "Proxy Statement") which shall solicit the votes of the REIT's shareholders with respect to the transactions contemplated hereby. The Proxy Statement shall include the recommendation of the REIT's Board of Trustees in favor of this Agreement and the transactions contemplated hereby; provided, however, that the Board of Trustees may modify or withdraw such recommendation if it believes in good faith after consultation with legal counsel that the modification or withdrawal of such recommendation is necessary for the Board to comply with its fiduciary obligations under applicable law.

         5.        REIT BOARD OF TRUSTEES; CERTAIN REIT OPERATIONS;
 RELATED TRANSACTIONS.

                  5.1. Composition of REIT Board of Trustees. The REIT hereby agrees that the Proxy Statement will include, as a part of the transaction recommended to, and to be voted upon by the REIT's shareholders, an arrangement reasonably satisfactory to Sellers and the REIT whereby immediately following Closing, Sellers shall have the right to have two representatives of the Sellers (each, a "Seller Representative") serve as members of the Board of Trustees of the REIT (the "Board") for as long as Sellers are the owners, in the aggregate, of more than thirty percent (30%) of the REIT's outstanding Common Shares, and to have one Seller Representative serve as a member of the Board for as long as Sellers are the owners, in the aggregate, of less than thirty percent (30%) but more than fifteen percent (15%) of the REIT's outstanding Common Shares. The initial Seller Representatives shall be designated by Sellers to the REIT prior to the filing of the Proxy Statement. The principal terms of the arrangement shall be as follows. At Closing, the number of members of the Board shall be increased by two pursuant to Article III, Section 2 of the Bylaws of the REIT, and the two initial Seller Representatives shall be appointed to the Board pursuant to Article III, Section 10 of the Bylaws of the REIT. One Seller Representative shall be appointed for a three-year term, and the other Seller Representative shall be appointed for a two-year term. Such Seller Representatives shall serve the foregoing terms without regard to the percentage of Common Shares owned by Sellers, notwithstanding the first sentence of Section 5.1. One Seller Representative shall be appointed to the Investment Committee of the Board and each Seller Representative shall be eligible for appointment to other committees of the Board. Appropriate provision shall be made to assure that Sellers shall have the right to designate a replacement for a Seller Representative in the event of the death, resignation or removal of such person, and for a change in the number of Board members or otherwise to assure continued representation on the Board by the Seller Representative(s) in the event a Seller Representative who has been nominated for election is not re-elected at a time when the Sellers are entitled to have the Board representation described herein. For purposes of calculating the percentages of Common Shares outstanding and owned by the Sellers, it shall be assumed that any Convertible Preferred Shares then owned by the Sellers have been converted into Common Shares and that such Common Shares are outstanding and owned by the Sellers.

                  5.2. REIT Offices. From and after Closing, the REIT shall maintain offices in Columbia, Maryland and in the Philadelphia, Pennsylvania vicinity at such locations as the officers of the REIT shall elect. Initially, general real estate operations shall be headquartered in the Columbia, Maryland office of the REIT, and capital markets and acquisitions activities of the REIT shall be headquartered in the Philadelphia, Pennsylvania office of the REIT.

                  5.3. Service Company Agreement. Concurrently with the execution of this Agreement, Buyer and Constellation Real Estate, Inc. ("CREI"), an affiliate of the Sellers, are entering into an agreement for the acquisition by Buyer, or its Affiliate, of certain of the assets of CREI, including, without limitation, tangible and intangible assets, and the Seventy-Five percent (75%) interest of CREI in Constellation Realty Management LLC (the "Service Company Agreement") for a purchase price of $2,500,000 payable in Shares. Closing under the Service Company Agreement is to occur immediately after and on the same day as Closing under this Agreement. The obligations of Sellers and Buyer to complete Closing under this Agreement are subject to the completion of closing under the Service Company Agreement.

                  5.4. Development Projects. Promptly following the execution of this Agreement, Buyer and affiliates of the Sellers and other entities shall negotiate in good faith to enter into two (2) acquisition agreements (the "Development Projects Acquisition Agreements") for the acquisition by Buyer of Interests in entities owning development projects in Maryland and Virginia as will be more particularly described in the Development Projects Acquisition Agreements. The Development Projects Acquisition Agreements will provide, among other things, that they shall become effective among the parties thereto upon the completion of Closing under Section 6.1 of this Agreement.

                  5.5. Option Projects. Concurrently with the execution of this Agreement, Buyer and affiliates of the Sellers are entering into two (2) option agreements with respect to the properties known as Lot 11 of the National Business Park and Woodlands Two. At Closing, Buyer and the entities owning one hundred percent (100%) of the interests (except as to the Option Project identified as "Annapolis Exchange" on Exhibit "Option Projects") in the owners of the Projects listed on Exhibit "Option Projects" (the "Option Projects"), as the case may be, are entering into option agreements or option and right of first refusal agreements (the "Option/ROFR Agreements"), granting to Buyer the option to acquire one hundred percent (100%) of the interests in the entities owing such Option Projects and fifty percent (50%) of the interests in Annapolis Exchange.

                  5.6. Constellation Lease. At Closing, St. Barnabas Limited Partnership, a Maryland limited partnership, the Entity owing the Project identified as One Constellation Centre on Exhibit "Projects" and CPI shall enter into a lease for CPI's leasing of approximately 48,863 square feet in One Constellation Centre at a rent of $18.50 per square foot for two (2) years in accordance with the terms of Exhibit "Constellation Lease" ("Constellation Lease").

                  5.7. Development Management Agreement. At Closing, Buyer or an Affiliate of Buyer, as Buyer shall elect, and CPI shall enter into a management services agreement pursuant to which Buyer, or Buyer's Affiliate, shall provide management services to CPI with respect to CPI's post-Closing real estate portfolio for an eighteen (18) month period after Closing and shall receive the following compensation: (a) from the Closing Date through the last day of the third month after the Closing Date, $250,000.00 per month; (b) from the first day of the fourth month after the Closing Date through the last day of the sixth month after the Closing Date, $150,000.00 per month;
(c) from the first day of the seventh month after the Closing Date through the last day of the tenth month following the Closing Date, $100,000.00 per month, and; (d) from the first day of the eleventh month following the Closing Date through the last day of the eighteenth month following the Closing Date, $50,000.00 per month (the "Development Management Agreement"). The Development Management Agreement shall be substantially in form of Exhibit "Development Management Agreement".

                  5.8. TIF Indemnification Agreement. Buyer and CPI shall enter into an indemnification agreement substantially in the form of the Indemnification Agreement attached hereto as Exhibit "TIF Indemnification Agreement" (the "TIF Agreement") for CPI's indemnification of Buyer for certain tax increases relating to the special tax district and the tax incremental financing affecting the Projects located in the National Business Park, Anne Arundel County, Maryland.

         6.        CLOSING.

                  6.1. First Closing. The assignment and transfer of the Interests, the conveyance of Brandon, and the other transactions contemplated herein with respect to all Sellers except the NBP 135 Sellers and the Woodlands Sellers (the "First Closing") shall be consummated on the date (the "First Closing Date"), after the shareholders of the REIT have approved all of the transactions contemplated by this Agreement, specified by Buyer on not less than seven (7) days notice to Sellers (the "Buyer's Closing Notice"), provided that the First Closing Date shall not be sooner than July 1, 1998 or later than thirty (30) days after the shareholders of the REIT have approved all of the transactions contemplated by this Agreement. Sellers shall have the right to postpone the First Closing to a date that is up to five (5) days after the First Closing Date specified in Buyer's Closing Notice by giving Buyer notice of such postponement. If the shareholders of the REIT have not approved the transactions contemplated by this Agreement by October 30, 1998, this Agreement shall terminate and become null and void, the Letter of Credit shall be returned to the Buyer, and the parties shall be released from all liability or obligation to the other. The Closing shall take place at the offices of Saul, Ewing, Remick & Saul LLP, Centre Square West, 1500 Market Street, 38th Floor, Philadelphia, Pennsylvania 19102, or at such other place as may mutually agreed upon by the parties.

                  6.2. NBP 135/Woodlands Closing.

                  6.2.1. The assignment and transfer of the Interests in NBP 135 and the other transactions contemplated herein with respect to the NBP 135 Sellers (the "NBP 135 Closing"), shall occur after the First Closing under
Section 6.1 of this Agreement, on the date (the "NBP 135 Closing Date") within thirty (30) days after the "NBP 135 Lease Achievement Date" (defined below) specified by Buyer on not less than seven (7) days notice to Sellers, but not later than December 31, 1998. As used in this Section 6.2.1, "NBP 135 Lease Achievement Date", shall mean the date on which at least ninety-five percent (95%) of the rentable area of NBP 135 has been leased to Tenants who or which have entered into Leases in accordance with Section 12.1 of this Agreement and have commenced paying rent under such Leases.

                  6.2.2. The assignment and transfer of the Interests in Woodlands and the other transactions contemplated herein with respect to Woodlands (the "Woodlands Closing", which shall occur after the First Closing under Section 6.1 of this Agreement on the date (the "Woodlands Closing Date") within thirty (30) days after the "Woodlands Lease Achievement Date" (defined below) specified by Buyer on not less than seven (7) days notice to Sellers, but not later than December 31, 1998. As used in this Section 6.2.2, "Woodlands Lease Achievement Date" shall mean the date on which at least ninety-five percent (95%) of the rental area of Woodlands has been leased to Tenants who or which have entered into Leases in accordance with Section 12.1 of this Agreement and have commenced paying rent under such Leases.

                  6.2.3. Sellers shall provide Buyer with detailed written updates of leasing activity, lease status, and occupancy and rent payment levels at NBP 135 and Woodlands at least monthly until the NBP 135/Woodlands Closing, shall permit Buyer to review and copy leasing information for NBP 135 and Woodlands, and shall give Buyer prompt notice of the date Sellers believe is the Lease Achievement Date.

                  6.3. Letter of Credit. On or before thirty (30) days after the date of this Agreement, Buyer shall deliver to the Title Company, as escrowee (the "Escrowee"), a non-transferrable, irrevocable standby letter of credit in the amount of Five Million Dollars ($5,000,000.00) (the "Letter of Credit") issued by a bank selected by Buyer, naming the Escrowee as the Beneficiary, and having an expiration date no sooner December 10, 1998. The Letter of Credit shall provide that the Escrowee may present it for payment only after Escrowee receives a Certification of Default. The Letter of Credit shall be returned to Buyer (a) upon Closing, or, (b) within fifteen (15) days after Buyer's request by simultaneous notice to Escrowee and Sellers ("Buyer's Request"), upon termination of this Agreement by Buyer under any Section of this Agreement giving Buyer the right to so terminate (provided that Buyer is not in default hereunder), or if for any reason other than the default of Buyer, Closing is not completed under this Agreement, unless Sellers dispute the return of the Letter of Credit to Buyer by notice of dispute to Escrowee and Buyer (the "Notice of Dispute") given within ten (10) days after Buyer's Request. If the Escrowee receives a Notice of Dispute, then the Escrowee shall continue to hold the Letter of Credit until (a) the Escrowee receives a written notice signed by Randall M. Griffin or John Harris Gurley, Esquire or

Charles E. Garman or Dan R. Skowronski and Buyer, directing the delivery of the Letter of Credit, or (b) a final order of court of competent jurisdiction is entered in a proceeding in which all Sellers and the Buyer are named as parties, directing the delivery of the Letter of Credit in either of which events described in clause (a) or clause (b), the Escrowee shall deliver the Letter of Credit in accordance with such direction.

                  6.3.1. Upon delivery by Sellers to Escrowee of a notarized default certificate signed by Randall M. Griffin or John Harris Gurley, Esquire or Charles E. Garman or Dan R. Skowronski certifying that Buyer has defaulted in the performance of Buyer's obligations under this Agreement and specifying the alleged default in the form of Exhibit "Certification of Default" (the "Certification of Default"), Escrowee shall promptly submit a draft on the Letter of Credit to the issuing bank. Escrowee shall then hold the proceeds from negotiation of the Letter of Credit (the "Proceeds") in escrow and shall deposit the Proceeds in a separate, interest-bearing money market account in a Federally insured bank.

                  6.3.2. Promptly following receipt of the Certification of Default, Escrowee shall send a copy thereof to Buyer. If the Escrowee does not receive from the Buyer written notice of objection (the "Notice of Objection") to the Certification of Default within fifteen (15) days after the date of Buyer's receipt of Certification of Default, Escrowee, after the expiration of such fifteen (15)day period, shall pay the Proceeds, together with all interest accrued thereon, to the Sellers, which shall be retained by the Sellers as liquidated damages for any default or breach by Buyer under this Agreement and Sellers' sole and exclusive remedy against Buyer for any default or breach under this Agreement. Upon receipt of a Notice of Objection from Buyer, the Escrowee shall promptly send a copy thereof to Sellers.

                 6.3.3. If the Escrowee receives a Notice of Objection from Buyer within such fifteen (15) day period, then the Escrowee shall continue to hold the Proceeds until (i) the Escrowee receives a written notice signed b Randall M. Griffin or John Harris Gurley, Esquire or Charles E. Garman or Dan R. Skowronski and Buyer, directing the disbursement of the Proceeds, or (ii) a final order of court of competent jurisdiction is entered in a proceeding in which all Sellers and the Buyer are named as parties, directing the disbursement of the Proceeds, in either of which events described in clause (i) or clause
(ii), the Escrowee shall disburse the Proceeds in accordance with such direction. If the Proceeds are paid to the Sellers pursuant to such direction, the Proceeds shall be retained by Sellers as liquidated damages for any breach or default by Buyer under this Agreement and as Sellers' sole and exclusive remedy against Buyer for any breach or default under this Agreement. If the Escrowee receives a Notice of Objection within the fifteen (15) day period set forth above, the Escrowee shall have no liability by reason of its failure to deliver the Proceeds to Sellers until the Escrowee has received the direction of the nature described in clause (i) or clause (ii) above.

                 6.3.4. Sellers and Buyer agree that the Proceeds shall constitute liquidated damages for any breach or default by Buyer of any Buyer's obligations under this Agreement prior to the Closing Date or due to Buyer's failure to complete Closing in accordance with the terms of the Agreement, and that Sellers' receipt of such Proceeds shall be Sellers' sole and exclusive remedy against Buyer for any such breach or default by Buyer under this Agreement. This Section 6.3.4 shall not, however, be deemed to alter or impair any rights or remedies that Sellers may have under this Agreement after Closing has been completed.

                 6.3.5. The Escrowee may act upon any instrument or other writing believed by Escrowee in good faith to be genuine and to be signed and presented by the proper person, and shall not be liable in connection with the performance of any duties imposed upon the Escrowee by the provisions of this Agreement, except for the Escrowee's own willful default or gross negligence. The Escrowee shall have no duties or responsibilities except those set forth in this Agreement, unless the same is in writing and signed by Buyer and Randall M. Griffin or John Harris Gurley, Esquire or Charles E. Garman or Dan R. Skowronski on behalf of Sellers. Buyer and Sellers shall jointly and severally indemnify and hold Escrowee harmless from and against all costs, claims, and expenses, including reasonable attorneys' fees, relating to the performance of Escrowee of Escrowee's obligations under this Agreement, except with respect to Escrowee's willful default or gross negligence. The Escrowee shall have the right to continue to hold the Letter of Credit if there is any dispute between the parties regarding delivery of the Letter of Credit. The Escrowee shall have the right to pay the Proceeds into court of competent jurisdiction if there is any dispute between the parties regarding the payment of the Proceeds.

         7.        SELLER'S DELIVERIES.

         To the extent in any Seller's possession or control, each Seller shall continue to make available to Buyer, from and after the Contract Date, at reasonable times and upon reasonable notice, all documents, contracts, information, Records and exhibits pertinent to the transaction that is the subject of this Agreement, including, but not limited to, the documents listed as "Seller's Deliveries" on Exhibit "Seller's Deliveries" attached hereto.

         8.        INSPECTION PERIOD.

                  8.1. Project Inspection. At all times prior to the Closing, including times following the Inspection Period, Buyer, its agents and representatives shall be entitled to conduct an inspection of the Projects, which will include the rights to: (i) enter upon the Land and Improvements, on reasonable notice to Seller, to perform inspections and tests of any and all of the Projects, including, but not limited to, inspection, evaluation and testing of the heating, ventilation and air-conditioning systems and all components thereof, all structural and mechanical systems within the Improvements, including, but not limited to, sprinkler systems, power lines and panels, air lines and compressors, automatic doors, tanks, pumps, plumbing and all equipment, vehicles, and Personal Property; (ii) examine and copy any and all Records; (iii) make investigations with regard to zoning, environmental (including, but not limited to, an environmental assessment as specified in Section 8.2, which includes, but is not limited to, an analysis of the presence of any asbestos, chlordane, formaldehyde or other

Hazardous Material in, under or upon the Projects, or any underground storage tanks on, or under, the Land), building, code, regulatory and other legal or governmental requirements; (iv)make or obtain market studies and real estate tax analyses; and (v) interview Tenants with respect to their current and prospective occupancies. Without limitation of the foregoing, Buyer or its designated independent or other accountants may audit the Operating Statements (as defined in Exhibit "Seller's Deliveries" attached hereto), and Sellers shall supply such documentation as Buyer or its accountants may reasonably request in order to complete such audit. Notwithstanding anything to the contrary contained in this Agreement, the effect of any representations, warranties or undertakings made by Sellers in this Agreement shall not be diminished, abrogated, or compromised by the foregoing inspections, environmental assessments or other tests or investigations made by Buyer.

                  8.2. Environmental Assessment. Buyer or Buyer's agent(s) shall have the right to employ one or more environmental consultants or other professional(s) to perform or complete such environmental inspections and assessments of the Projects as Buyer deems necessary or desirable. Buyer and its consultants shall also have the right to undertake or complete a technical review of all documentation, reports, plans, studies and information in possession or control of Sellers, or its past or present environmental consultants, concerning or in any way related to the environmental condition of the Projects. In order to facilitate the assessments and technical review, each Seller shall extend its full cooperation (but without third party expense to such Seller) to Buyer and its environmental consultants, including, without limitation, providing access to all files and fully and completely answering all questions.

                  8.3. Buyer's Undertaking. Buyer hereby covenants and agrees that it shall cause all studies, investigations and inspections performed at the Projects pursuant to this Section 8 to be performed in a manner that does not materially or unreasonably disturb or disrupt the tenancies or business operations of any of the Projects' Tenants. In the event that, as a result of Buyer's exercise of its rights under Sections 8.1 and 8.2, physical damage occurs to any or all of the Projects, then Buyer shall promptly repair such damage, at Buyer's sole cost and expense, so as to return the Projects to substantially the same condition as exists on the Contract Date. Buyer hereby indemnifies, protects, defends and holds each Seller harmless from and against any and all losses, damages, claims, causes of action, judgments, damages, costs and expenses that such Seller actually suffers or incurs as a direct result of any physical damage caused to, in, or at the Projects during the course of, or as a result of, any or all of the studies, investigations and inspections that Buyer elects to perform (or causes to be performed) pursuant to this Section 8.

                  8.4. Confidentiality. Each party agrees to maintain in confidence, and not to disclose to Tenants or Tenants' employees, the information contained in this Agreement or pertaining to the transaction contemplated hereby and the information and data furnished or made available by Sellers to Buyer, its agents and representatives in connection with Buyer's investigation of the Projects and the transactions contemplated by this Agreement; provided, however, that each party, its agents and representatives may disclose such information and data (i) to such party's accountants, attorneys, existing or prospective lenders, investment bankers, accountants, underwriters, ratings agencies, partners, consultants and other advisors in connection with the transactions contemplated by this Agreement to the extent that such representatives reasonably need to know (in the disclosing party's reasonable discretion) such information and data in order to assist, and perform services on behalf of, the disclosing party; (ii) to the extent required by any applicable statute, law, regulation or Governmental Authority (including, but not limited to, Form 8-K and other reports and filings required by the SEC and other regulatory entities, as described in Exhibit "Securities Reporting Requirements" attached hereto) or by the New York Stock Exchange in connection with the listing of the Conversion Shares; (iii) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement or otherwise relating to the Projects or any of them; (iv) to the extent such disclosure is required or appropriate in connection with any securities offering or other capital markets or financing transaction undertaken by the REIT; (v) to the extent such information and data become generally available to the public other than as a result of disclosure by such party or its agents or representatives; and (vi) to the extent such information and data become available to such party or its agents or representatives from a third party who, insofar as is known to such party, is not subject to a confidentiality obligation to the other party hereunder; and (vii) to the extent necessary in order to comply with each party's respective covenants, agreements and obligations under this Agreement. In the event the transactions contemplated by this Agreement shall not be consummated, such confidentiality shall be maintained indefinitely. Furthermore, Sellers and Buyer acknowledge that, notwithstanding any contrary term of this Section 8.4, Buyer shall have the right to conduct Tenant interviews during the Inspection Period, and the disclosure of the existence of this Agreement to the Tenants shall not constitute a breach of the above restriction. Buyer shall also have the right to issue a press release mutually acceptable to Buyer and Sellers upon the execution of this Agreement and consummation of the transactions described in this Agreement.

         9.        TITLE AND SURVEY MATTERS.

                  9.1. Title. At the Closing, Sellers agree that each Entity (except Tred Avon) and Brandon shall have good and marketable fee simple title to its Project(s), free and clear of all liens, claims and encumbrances except for the Permitted Exceptions. From and after the date of this Agreement, Sellers shall not take any action, or fail to take any action, that would cause title to the Projects to be subject to any title exceptions or objections, other than the Permitted Exceptions.

                  9.2. Title Commitments/Surveys. On or before thirty (30) days after the Contract Date, Buyer shall furnish Sellers with a preliminary title reports issued by the Title Company covering the Projects (the "Title Reports") and a written notice specifying those title exceptions which are not acceptable to Buyer in Buyer's commercially reasonable judgment, which objection may include matters shown on any updated or re-certified survey which Buyer may obtain (the "Disapproved Exceptions"). Buyer's failure to designate as one of the Disapproved Exceptions a title exception shown on the Title Report shall constitute Buyer's approval of such title exception (all title exceptions not designated by Buyer as Disapproved Exceptions are in this Agreement called "Permitted Exceptions"). The applicable Seller(s) shall use their best efforts to cause the removal of all Disapproved Exceptions on or before ten (10) days after Buyer's notice to Seller of such Disapproved Exceptions, except that liens of an ascertainable amount and other items which can be removed by the payment of money shall be paid and discharged by Sellers at or before Closing. Within such ten (10) day period, Seller(s) shall notify Buyer of all Disapproved Exceptions that Seller(s), after using their best efforts, are unable to remove. Seller(s)' failure to give Buyer notice of Seller(s)' inability to remove any Disapproved Exceptions shall constitute such Seller(s)' covenant that such Disapproved Exceptions shall be removed at or prior to the Closing. Buyer shall have the rights set forth in Section 9.4 if any Disapproved Exceptions cannot be removed by the applicable Seller(s) at or prior to the Closing.

                  9.3. It shall be an Buyer's Condition Precedent that the marked-up Title Reports delivered on the Closing Date shall be in the form described in this Section 9.3 and have all standard and general printed exceptions deleted so as to afford full "extended form coverage," and shall further include an owner's comprehensive endorsement, an endorsement certifying that the bills for the real estate taxes pertaining to the Land and Improvements do not include taxes pertaining to any other real estate; an access endorsement; a contiguity endorsement, if applicable; a subdivision or plat act endorsement; a survey endorsement; a non-imputation endorsement; a Fairway endorsement; and a creditors' rights endorsement (if available).

                  9.4. If Sellers are unable to correct or remove any Disapproved Exceptions in accordance with the requirements of this Section 9, Buyer shall have the sole option of either (i) completing the Closing subject to such Disapproved Exceptions without any abatement of the Consideration, except that liens of an ascertainable amount and other items which can be removed by payment of money shall be paid and discharged by Sellers or (ii) having the Letter of Credit returned to Buyer and being immediately paid Buyer's Reasonable Costs and, in the latter event, the parties shall be released from all liability or obligation to the other and this Agreement shall then and thereafter be null and void.

                  9.5. Tred Avon Loan Documents. At Closing, the Tred Avon Loan Documents shall be free and clear of all liens, claims, encumbrances and security interests of any nature, except the portion of the Assumed Indebtedness held by Provident Bank of Maryland for which the Tred Avon Loan Documents are security, and shall evidence and secure first and second deeds of trust as described on Exhibit "Tred Avon Loan Documents" encumbering the Project identified as Tred Avon on Exhibit "Projects".

         10.       REPRESENTATIONS AND WARRANTIES AS TO PROJECTS.

                  10.1. Sellers. The Sellers represent and warrant to Buyer, for themselves and the Entities, that the following matters are true as of the Contract Date and shall be true as of the Closing Date and covenant as follows:

                  10.1.1. Title. The Entities and CPI as to Brandon are the legal fee simple titleholder of the Projects as more particularly described on Exhibit "Projects", and, other than with respect to the Permitted Exceptions, have, good, marketable and insurable title to the Projects, free and clear of all mortgages and security interests (other than the Assumed Indebtedness and Satisfied Indebtedness), leases, agreements and tenancies (other than the Leases), licenses, claims, options, options to purchase, liens, covenants, conditions, restrictions, rights-of-way, easements, judgments and other matters affecting title to the Projects. The Projects are the only tangible assets owned by the Entities. The sole business of each Entity is its ownership and operation of the Project owned by it.

                  10.1.2. Seller's Deliveries. All of Seller's Deliveries listed on Exhibit "Seller's Deliveries" attached hereto and all other items delivered by Sellers pursuant to this Agreement are true, accurate, correct and complete in all material respects, and fairly present the information set forth in a manner that is not misleading. The copies of all documents and other agreements delivered or furnished and made available by Sellers to Buyer pursuant to this Agreement constitute all of and the only Leases and other agreements relating to or affecting the ownership and operation of the Projects, there being no material "side" or other agreements, written or oral, in force or effect, to which any Seller or Entity is a party or to which the Project(s) is/are subject.

                10.1.3. Defaults. Neither the Entities nor any Seller is in default under any of the documents, recorded or unrecorded, referred to in the title commitments. To the knowledge of Sellers, there are no defaults under any of the Major Repair Contracts, Contracts or Governmental Approvals (as such terms are defined in Exhibit "Seller's Deliveries" attached hereto).

                10.1.4. Contracts. There are no contracts of any kind relating to the management, leasing, operation, maintenance or repair of any Project, except the Contract listed on Exhibit "Service Contracts" attached hereto.
Each Seller and each Entity has performed all material obligations required to be performed by it, and is not in default, under any of such Contracts. The Contract may, by the express terms thereof be assigned to Buyer by notice to such effect to the appropriate contract party, without penalty or other payment by Sellers, the Entities or Buyer.

                10.1.5. Improvements. The Improvements were completed and installed in accordance with the Plans (as defined in Exhibit "Seller's Deliveries" attached hereto), which were approved by all Governmental Authorities having jurisdiction thereover, and there are not outstanding any notices of any material violation of any governmental laws, ordinances, rules or regulations with respect to such Improvements.

                10.1.6.   Employees.  The Entities do not have any employees.

                10.1.7. Compliance with Laws and Codes. The Projects, and the use and operation of any or all of them are (or the use and operation of any component, portion or area of any Project is) in material compliance with applicable municipal and other governmental laws, ordinances, regulations,codes, licenses, permits and authorizations, and there are presently and validly in effect all licenses, permits and other authorizations necessary (including, without limitation, certificates of occupancy) for the use, occupancy and operation of the Projects as they are presently being operated, whether required of any Entity or any Tenant. Without limiting the foregoing, the Projects comply in all material respects with all applicable requirements of the Americans With Disabilities Act of 1990 (42 U.S.C.A. ss.12101 et seq.). The Projects are zoned by the municipality in which they are located so as to permit office and retail uses and structures thereon, in a manner that accommodates and is fully compatible with the Buildings and Improvements as they presently exist. No zoning, subdivision, environmental, Hazardous Material, building code, health, fire, safety or other law, order or regulation is, or, on the Closing Date will be, violated by the continued maintenance, operation or use of any Improvements or parking areas in the Projects, and no notice of any such violation issued by any Governmental Authority having jurisdiction over the Projects is outstanding. All existing streets and other improvements, including water lines, sewer lines, sidewalks, curbing and streets at each Project have been paid for and either enter such Project through adjoining public streets, or, if they enter through private lands, do so in accordance with valid, irrevocable easements running with the ownership of such Project.

                10.1.8. Litigation. There are no pending (or to the best of each Seller's knowledge, threatened) judicial, municipal or administrative proceedings affecting any Entity or any Project, or in which any Seller is or will be a party by reason of such Entity's ownership or operation of any Project or any portion thereof, including, without limitation, proceedings for or involving collections, condemnation, eminent domain, alleged building code or environmental or zoning violations, or personal injuries or property damage alleged to have occurred on any Project or by reason of the condition, use of, or operations on, such Project, except certain litigation to which CPI is a party, but which is not material to the transfer of any Interests or Brandon by CPI and is not related to any Project. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending against any Entity, any Seller, or to the best of Seller's knowledge, threatened against any Entity or any Seller, nor are any of such proceedings contemplated by any Entity or any Seller. In the event any proceeding of the character described in this Section 10.1.8 is initiated or threatened against any Entity or Seller prior to the Closing, Sellers shall promptly advise Buyer thereof in writing, Sellers shall remain responsible therefor, and Sellers shall indemnify, defend and hold Buyer from any claims, losses, liabilities and expenses (excluding, without limitation, reasonable counsel fees) relating to any such occurrence.

                10.1.9. Insurance. Each Entity or Seller now has in force customary and commercially reasonable amounts of property, liability and business interruption insurance relating to the Projects from established and reputable insurers. No Entity or Seller has received any notice from any insurance carrier, nor is any Entity or Seller aware of, any defects or inadequacies in the Projects that, if not corrected, would result in termination of insurance coverage or increase in the normal and customary cost thereof.

               10.1.10. Financial Information. All Operating Statements (as defined in Exhibit "Seller's Deliveries" attached hereto) delivered by Sellers, and all of Sellers' and/or the Entities' Records, are complete, accurate, true and correct, in all material respects; have been compiled in accordance with generally accepted accounting principles; and accurately set forth the results of the operation of the Projects and Entities for the periods covered. There has been no material adverse change in the financial condition or operation of the Projects and Entities since the period covered by the Operating Statements.

                10.1.11. Re-Zoning. There is not now pending, and neither any Entity nor any Seller has knowledge of, any threatened proceeding for the rezoning of any Project or any portion thereof, or the taking of any other action by governmental authorities that would have any material adverse impact on the value of any Project or use thereof.

                10.1.12. Real Estate Taxes. True and complete copies of the mpst recent real estate "Tax Bill(s)" for (and the only real estate tax bills applicable to) the Projects have been delivered to Buyer. Except as set forth on Exhibit "Real Estate Tax Matters" attached hereto, no Entity nor Seller has received notice of and does not have any actual knowledge of any proposed increase in the assessed valuation or rate of taxation of any or all of the Projects from that reflected in the most recent Tax Bills. Except as described on Exhibit "Real Estate Tax Matters" attached hereto, there is not now pending, and no Entity will, without the prior written consent of Buyer, institute prior to the Closing Date, any proceeding or application for a reduction in the real estate tax assessment of any of the Projects or any other relief for any tax year. There are no outstanding agreements with attorneys or consultants with respect to the Tax Bills that will be binding on Buyer or any of the Projects after the Closing, except for Constellation Centre as noted on Exhibit "Real Estate Tax Matters". Other than the amounts disclosed by the Tax Bills, no other real estate taxes have been, or will be, assessed against the Projects, or any portion thereof, in respect of the year 1998 or any prior year, and no special assessments of any kind (special, bond or otherwise) are or have been levied against the Projects, or any portion thereof, that are outstanding or unpaid, and, to the best of each Seller's knowledge, none will be levied prior to the Closing. Each Entity has paid all real estate taxes presently due and owing with respect to the Projects.

                10.1.13. Easements and Other Agreements. To the knowledge of Sellers, no Entity or Seller is in default in complying with the terms and provisions of any of the covenants, conditions, restrictions, rights-of-way or easements constituting one or more of the Permitted Exceptions.

                10.1.14. Lease Controversies. Except as described in Exhibit "Lease Controversies" attached hereto, no material controversy, complaint, negotiation or renegotiation, proceeding, suit or litigation relating to all or any of the Leases, is pending or, to the knowledge of Sellers, threatened, whether in any tribunal or informally. Sellers are and shall remain responsible after the Closing Date for defending (or continuing) any such suit, proceeding or other matter relating to periods prior to the Closing Date, and all damages, loss, expenses and costs related thereto.

                10.1.15. Existing Loan Documents. Exhibits "Assumed Loan Documents" and "Satisfied Loan Documents" set forth true, correct and complete schedules of all of the notes, deeds of trust, and other loan documents evidencing or securing the Assumed Indebtedness and Satisfied Indebtedness, respectively. Sellers have delivered true, correct and complete copies of the Existing Loan Documents to Buyer prior to the date hereof as part of the Seller's Deliveries. Each Entity and Seller has complied with (and, prior to the Closing, shall continue to comply with) the terms of, and all notices or correspondence received from the holders of, the Existing Loan Documents
Each Entity and/or Seller has paid (and, at all times prior to the Closing, shall pay) all sums due under the Existing Loan Documents. No Entity or Seller shall make any prepayment of any amount due under the Loan Documents. The Existing Loan Documents are in full force and effect, and, to the best knowledge of each Seller and each Entity, no Entity nor any Seller is in default thereunder, and there has not occurred any event which, with the giving of notice and/or the passage of time, or both, would constitute a default by any Entity or Seller thereunder or under any of the Existing Loan Documents. The outstanding principal balance under the Assumed Indebtedness as of the Contract Date is $13,062,178 ($9,625,148.00 as to the Project known as Cranberry Square and $3,457,030.00 secured by a security interest in the deed of trust encumbering the Project known as Tred Avon.)

               10.1.16. Tred Avon Loan Documents. Exhibit "Tred Avon Loan Documents" attached hereto sets forth a true, correct and complete schedule of all of the notes, deeds of trust and the other loan documents evidencing or securing the Tred Avon Indebtedness. Sellers have delivered true, correct and complete copies of the Tred Avon Loan Documents to Buyer prior to the date hereof as part of the Seller's Deliveries. TA Associates Limited Partnership has complied with the terms of, and all notices or correspondence received from the holder of, the Tred Avon Loan Documents. TA Associates Limited Partnership has paid all sums due under the Tred Avon Loan Documents. The Tred Avon Loan Documents are in full force and effect, and to the best knowledge of each Seller and each Entity, TA Associates Limited Partnership is not in default thereunder, and there has not occurred any event which, with the giving of notice and/or the passage of time, or both, would constitute a default by TA Associates Limited Partnership thereunder or under any of the Tred Avon Loan Documents. The outstanding principal balance under the Tred Avon Loan Documents on the Contract Date is $9,659,512.00.

               10.1.17. Condemnation. Sellers and the Entities have no knowledge of any pending or contemplated condemnation or other governmental taking proceedings affecting all or any part of any or all of the Projects.

               10.1.18. Disclosure. No representation or warranty made by any Seller in this Agreement, no exhibit attached hereto with respect to the Projects, and no schedule contained in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein not misleading. Except as otherwise expressly set forth in this Agreement, Seller makes no representation or warranty, express or implied, as to the physical condition of the Projects, and Buyer is purchasing the Interests and Brandon with the Projects "AS-IS, WHERE-IS" as to physical condition.

         The representations and warranties in this Section 10 shall be deemed remade by each Seller as of the Closing Date with the same force and effect as if in fact specifically remade at that time. The representations and warranties made in this Section 10 shall survive the Closing for a period of eighteen (18) months. Notwithstanding anything to the contrary herein, the effect of the representations and warranties made in this Agreement by Sellers shall not be diminished, abrogated or deemed to be waived by the inspections, assessments, or any other investigations made by Buyer.

         11.    REPRESENTATIONS AS TO INTERESTS/SECURITIES AND RELATED MATTERS.

                  11.1. Sellers. The Sellers represent and warrant to Buyer that the following matters are true as of the Contract Date and shall be true as of the Closing Date and covenant as follows:

               11.1.1. Authority. Each Seller is duly formed, validly existing, and in good standing under the laws of Maryland, and has the power and authority to own the Interests owned by it. The execution and delivery of this Agreement by Sellers, and the performance of this Agreement by Sellers, have been duly authorized by Sellers, respectively, and this Agreement is binding on Sellers and enforceable against them in accordance with its terms. No consent of any creditor, investor, partner, shareholder, tenant-in-common, judicial or administrative body, Governmental Authority, or other governmental body or agency, or other party to such execution, delivery and performance by Sellers is required. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which Sellers are a party or by which Sellers, or the Projects are bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which Sellers, and/or any of the Projects are subject.

                 11.1.2. Entities. Each Entity is duly formed, validly existing, and in good standing under the laws of Maryland, and has the power and authority to own its Project (or, as to Tred Avon, the Tred Avon Loan Documents). Sellers have delivered to Buyer, as part of Sellers' Deliveries, all of the documents relating to the formation or governance of the Entities. Each Entity is a single purpose entity, organized for the sole purpose of owning its Project (or as to Tred Avon, the Tred Avon Loan Documents).

                 11.1.3. Interest. The direct and indirect ownership of each Seller including percentage interests of ownership, is as reflected on Exhibit "Sellers". The Interests constitute one hundred percent (100%) of the Interests in the Entities, except Tred Avon in which CPI owns a seventy-five percent (75%) Interest. Each Seller owns the Interests owned by such Seller, as set forth on Exhibit "Sellers" hereto, free and clear of all liens, charges, encumbrances, restrictive agreements and assessments, other than restrictions on transfers and other similar provisions as set forth in the relevant Partnership Agreement, which such Seller warrants and represents shall not be violated by the assignment of Interests contemplated by this Agreement. Upon the assignment of such Seller's Interest to the Buyer (or its designee(s)), the Buyer will receive good and absolute title thereto, free from all liens, charges, encumbrances, restrictive agreements and assessments whatsoever, other than restrictions on transfers and other similar provisions as set forth in the relevant Partnership Agreement. Each Seller hereby waives, with respect to the assignment contemplated by this Agreement, any "right of refusal" or other restriction on transfer set forth in the Partnership Agreement of any Entity of which such Seller is a partner. There are no outstanding options, contracts, calls, commitments or demands of any nature relating to the Interests of any Seller.

                 11.1.4. No Transfers of Interests. There will be no changes in the composition of any Entity between the date of this Agreement and Closing, except for transfers by and between entities controlled by CPI ("CPI Affiliates"). Transfers of any Interests to CPI Affiliates shall be subject to this Agreement, the transferor/assignor Sellers shall not be relieved of their obligations under this Agreement, and the CPI Affiliates which are transferees/ assignees of Interests shall become Sellers under this Agreement. Sellers shall give Buyer written notice of such transfers to CPI Affiliates and shall provide Buyer with copies of all executed documents effecting such transfers.

                 11.1.5.   Tax-Related Issues.

                           (a)  Each Entity is, and at all times has been,
properly treated as a partnership for federal income tax purposes and not as an "association" or "publicly traded partnership" taxable as a corporation.

                           (b)  Each Entity has filed or caused to be filed in a
timely manner (within any applicable extension periods) all tax, information or other returns required to be filed by the Code or by applicable state, or loca tax laws (collectively, "Tax Returns"). Such Tax Returns are true, correct and complete in all respects; and all federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, unemployment, disability, personal property, sales, use, transfer, registration, estimated, or other tax of any kind whatsoever, including any interest, penalty or other addition thereto, whether disputed or not (collectively, "Taxes") due, and Taxes due in respect of any person for which the applicable Entity had an obligation to withhold and/or otherwise pay over Taxes, have been timely paid in full or will be timely paid in full by the due date thereof (and whether or not shown on a Tax Return). With respect to any taxable year for which a statute of limitations (or similar provision) has not yet run, none of the Tax Returns of the applicable Entity has been audited by a government or taxing authority, nor is any such audit or other proceeding in process, pending, threatened (either in writing or verbally, formally or informally) or expected to be asserted with respect to Taxes (or the collectio of Taxes) of the applicable Entity, and no Entity has received notice (either in writing or verbally, formally or informally) or expects to receive notice that it has not filed a Tax Return or not paid Taxes required to be filed, withheld, or paid by it. Each Entity has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662. No claim has ever been made by an authority in a jurisdiction where such Entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                  11.1.6. United States Person. Each Entity and each Seller is a "United States Person" within the meaning of Section 1445(f)(3) of the Code, as amended, and shall execute and deliver an "Entity Transferor" certification at Closing.

                  11.1.7. Entity Liabilities. Except for (i) the Assumed Indebtedness, and (ii) any accrued liabilities and obligations of the Entities that are being adjusted at the Closing pursuant to Section 17 of this Agreement, the Entities shall not have any liabilities or obligations, either accrued, absolute, contingent, or otherwise, which will not be paid or discharged on or before the Closing Date. In addition, except for the claims and liabilitie described in the preceding sentence, neither the Sellers nor the Entities have received notice of any claim against (or liability of) the Entities arising from business done, transactions entered into or other events occurring prior to the Closing Date (and to the best knowledge of the Sellers and the Entities, no basis for any such claim or liability exists).

                  11.1.8. Investment Representation. Each Seller has such knowledge and experience in financial and business matters so as to be fully capable of evaluating the merits and risks of an investment in the Shares. No Shares will be issued, delivered or distributed to any person or entity who either (i) is a resident of the State of California or New York or (ii) is other than an Accredited Investor with respect to whom there has been delivered to Buyer satisfactory Investor Materials confirming the status of such person or entity as an Accredited Investor. Each Seller has been furnished with the informational materials described in Section 4.2 above (collectively, the "Informational Materials"), and has read and reviewed the Informational Materials and understands the contents thereof. The Sellers have been afforded the opportunity to ask questions of those persons they consider appropriate and to obtain any additional information they desire in respect of the Shares and the business, operations, conditions (financial and otherwise) and current prospects of the

Buyer and the REIT. The Sellers have consulted their own financial, legal and tax advisors with respect to the economic, legal and tax consequences of delivery of the Shares and have not relied on the Informational Materials, Buyer, the Buyer, the REIT or any of their officers, directors, affiliates or professional advisors for such advice as to such consequences. All of the holders of interests in each Seller are Accredited Investors. No Seller requires the consent of any interest holder in order to consummate the transactions contemplated by this Agreement, including, without limitation, to amend any partnership agreement, operating agreement, charter or other governing document of such Seller. All of the Sellers are formed under the law of the State of Maryland, or as to natural individuals, are domiciled in the State of Maryland.

                 11.1.9.   The representations and warranties in this Section
11.1 shall be deemed remade by each Seller, as of the Closing Date with the same force and effect as if specifically remade at that time. The representations and warranties made in this Section 11.1 shall survive the Closing without limitation.

            11.2. COPLP and the REIT. COPLP and the REIT represent and warrant to Sellers that the following matters are true as of the Contract Date and shall be true as of the Closing Date:

                 11.2.1. COPLP is a limited partnership validly existing under the laws of the State of Delaware and has all requisite power to carry on its business as now conducted. The REIT is the sole general partner of COPLP and is a duly formed and validly existing Maryland real estate investment trust. Each of COPLP and the REIT has full power and authority and possesses all material authorizations and approvals necessary to enable it to execute and deliver this Agreement and the other documents to be executed by it pursuant to this Agreement, and perform its obligations hereunder and thereunder. This Agreement and the other documents to be executed by COPLP and the REIT pursuant to this Agreement when executed and delivered by COPLP and the REIT will, subject to approval by the shareholders of the REIT prior to Closing, constitute valid and legally binding obligations of each of COPLP and the REIT, enforceable against them in accordance with their respective terms, subject to bankruptcy and insolvency laws, and to equitable principles which may be imposed by courts.

                 11.2.2. Subject to approval by the shareholders of the REIT, the execution, delivery and performance of this Agreement and the other documents to be executed, delivered and performed pursuant to this Agreement do not and will not (with or without the passage of time or the giving of notice):
(i) violate or conflict with COPLP's Partnership Agreement or the REIT's Amended and Restated Declaration of Trust, or any law binding upon COPLP or the REIT;
(ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under, any agreement or other obligation to which COPLP or the REIT is a party or by which either of them (or the assets of either of them) is bound, or give to any other party any rights (including, without limitation, rights of termination, foreclosure, cancellation or acceleration) in, or with respect to COPLP or the REIT; or (iii) result in, require, or permit the creation or imposition of, any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance upon, or with respect to, COPLP or the REIT or the assets of either of them.

                11.2.3. There are no actions, suits, claims, proceedings, investigations or inspections, pending or (to the REIT's knowledge) threatened, against or affecting COPLP or its Affiliates which could have a material adverse affect on COPLP and its Affiliates considered as a whole, and to the REIT's knowledge there are no matters of litigation or governmental proceedings expected to be brought against it or its Affiliates which could have a material adverse affect on the financial condition of the REIT and its Affiliates considered as a whole.

                11.2.4. No consent, order, approval or authorization of, or registration, declaration or filing with, any court, administrative agency o commission or other governmental authority or agency, domestic or foreign, is required by or with respect to the COPLP or the REIT in connection with the execution, delivery and perform nce of this Agreement and the other documents to the executed, delivered and performed pursuant to this Agreement.

                11.2.5. The Informational Materials did not, as of their respective dates of filing, contain any untrue statement of a material fact o omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There has not been any material adverse change in the business of COPLP or the REIT since March 31, 1998. Except as may otherwise be set forth therein, the financial statements (including the notes thereto) of the REIT set forth in the Informational Materials present fairly the consolidated financial position of the REIT as at the dates set forth therein and its results of operations, changes in consolidated stockholder equity and cash flows for periods covered thereby, all in conformity with United States generally accepted accounting principles applied on a consistent basis for such periods.

                11.2.6. The Shares to be issued at Closing will, when issued and delivered, be duly authorized, validly issued, fully paid, non-assessable shares of the REIT free from all claims of preemptive rights.

                11.2.7. COPLP has been at all times, and presently intends to continue to be, classified as a partnership for federal income tax purposes and not an association taxable as a corporation or a publicly traded partnership taxable as a corporation. The REIT is now, and presently intends to continue to be classified, as a real estate investment trust under Section 856 of the Internal Revenue Code of 1986, as amended.

                11.2.8. All documents and other papers delivered by or on behalf of COPLP or the REIT in connection with the transactions contemplated by this Agreement are accurate and complete in all material respects and are authentic. No representation or warranty of COPLP or the REIT contained in this Agreement contains any untrue statement of a material fact or omits to state a fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Except as described in this Agreement or in the Informational Materials there is no fact known to COPLP or the REIT or (other than proposed or enacted legislation, proposed or enacted regulation, or general economic or real estate industry conditions and changes) that materially adversely affects or, so far as COPLP and the REIT can reasonably foresee, materially threatens, the assets, activities, prospects, financial condition or results of COPLP or the REIT.

                  11.2.9.   The representations and warranties in this Section
11.2 shall be deemed remade by COPLP and REIT as of the Closing Date with the same force and effect as if remade at Closing. The representations and warranties made in this Section 11.2 shall survive Closing without limitation.

         12.      COVENANTS OF SELLER.

         Sellers (for themselves and for the Entities) hereby covenant with Buyer as follows:

                  12.1. New Leases. Neither the Entities nor CPI as to Brandon shall amend any Lease or execute any new lease, license, or other agreement affecting the ownership or operation of all or any portion of the Projects or for personal property, equipment, or vehicles, without Buyer's prior written approval. The Tred Avon Loan Documents shall not be amended without the prior written consent of Buyer. The Existing Loan Documents shall not be amended without the prior written consent of Buyer. Buyer shall be deemed to have consented to any document or action under Sections 12.1 or 12.2 for which Sellers have requested approval by written request (specifying in such request that Buyer must object, if at all, within five (5) days after receipt) to Buyer if Buyer does not object to such document or action within five (5) days after receiving such request from Sellers. No prepayment shall be made under any of loans evidenced or secured by the Existing Loan Documents.

                  12.2. New Contracts. Neither the Entities nor CPI shall enter into any contract with respect to the ownership and operation of all or any portion of any or all of the Projects that will survive the Closing, or that would otherwise affect the use, operation or enjoyment of any or all of the Projects, without Buyer's prior written approval, except for service contracts entered into in the ordinary course of business that are terminable, without penalty, on not more than 30 days' notice, for which no consent shall be required.

                  12.3. Insurance.  The insurance policies described in Section
10.1.11 above shall remain continuously in force through and including the Closing Date.

                  12.4. Operation of Projects. The Entities and CPI as to Brandon shall operate and manage the Projects in a manner consistent with the manner in which they are being operated on the Contract Date, maintaining the current level of services, shall maintain the Projects in good repair and working order; shall keep on hand sufficient materials, supplies,

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equipment and other Personal Property for the efficient operation and management of the Projects in a first class manner; and shall perform, when due, all of the Entities' obligations under the Existing Loan Documents, Leases, Contracts, Governmental Approvals and other agreements relating to the Projects and otherwise in accordance with applicable laws, ordinances, rules and regulations affecting the Projects. Except as otherwise specifically provided herein, the Entities and CPI as to Brandon shall deliver the Projects at Closing in substantially the same condition as each of them is in on the Contract Date, reasonable wear and tear excepted. Sellers shall cause Tred Avon to the collect the indebtedness under, and shall hold the Tred Avon Loan Documents in the manner in which they are currently being collected and held. Sellers shall cause the Entities to pay when due all amounts due under Existing Loan Documents and to perform all obligations of such Entities under the Loan Documents.

                  12.5. Pre-Closing Expenses. Sellers have paid or will pay or cause to be paid in full, prior to the Closing, all bills and invoices for labor, goods, material and services of any kind relating to the Projects and utility charges, relating to the period prior to the Closing. Except as the parties may otherwise agree at or prior to Closing, any alterations, installations, decorations and other work required to be performed under any and all agreements affecting the Projects have been or will, by the Closing, be completed and paid for in full.

                  12.6. Good Faith. All actions required pursuant to this Agreement that are necessary to effectuate the transaction contemplated herein will be taken promptly and in good faith by Sellers or the Entities, as applicable, and each Seller shall furnish Buyer with such documents or further assurances as Buyer may reasonably require.

                  12.7. No Assignment. After the Contract Date and prior to the Closing, no Seller shall assign, alienate, lien, encumber or otherwise transfer all or any part of any or all of the Interests, the Projects or any interest in any or all of them, except for transfers of Interests to CPI Affiliates. Sellers shall give Buyer notice of the transfers of any Interests to CPI Affiliates, together with copies of the signed documents effecting such transfers.

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                  12.8. Availability of Records, Audit Representation Letter.

                        12.8.1. Upon Buyer's request, for a period of two years after the Closing, Sellers shall (i) make the Records available to Buyer for inspection, copying and audit by Buyer's designated accountants; and (ii) cooperate with Buyer (without any third party expense to Sellers) in obtainin any and all permits, licenses, authorizations, and other Governmental Approvals necessary for the operation of any or all of the Projects. Without limitation of the foregoing in this Section 12.8, Sellers agree to abide by the terms of Exhibit "Securities Reporting Requirements" attached hereto. At any time before or within two years after the Closing, Sellers further agree to provide to the Buyer's designated independent auditor, upon request of Buyer or such auditor:
(x) access (to the same extent to which Buyer would be entitled to such access) to the books and records of the Projects and all related information (including the information listed on Exhibit "Securities Reporting Requirements") regarding the period for which Buyer is required to have the Project audited under the regulations of the Securities and Exchange Commission, and (y) a representation letter delivered by each managing agent of the Projects regarding the books and records of the Projects, in substantially the form as attached hereto as Exhibit "Audit Representation Letter".

                     12.8.2. In addition, Sellers shall provide, and cooperate, in all respects, in providing, Buyer with copies of, or access to, such factual information as may be reasonably requested by Buyer, and in the possession or control of Sellers, to enable the REIT to issue one or more mutually agreed upon press releases concerning the transaction that is the subject of this Agreement, to file a Current Report on Form 8-K (as specified on Exhibit "Securities Reporting Requirements" attached hereto), if, as and when such filing may be required by the SEC and to make any other filings that may be required by any Governmental Authority. The obligation of Sellers to cooperate in providin
Buyer with such information for Buyer to file its Current Report on Form 8-K shall survive the Closing.

                12.9. Change in Conditions. Sellers shall promptly notify
Buyer of any change in any condition with respect to any or all of the Entities, the Projects or of the occurrence of any event or circumstance that makes any representation or warranty of Sellers to Buyer under this Agreement untrue or misleading, or any covenant of Buyer under this Agreement incapable or less likely of being performed, it being understood that Sellers' obligation to provide notice to Buyer under this Section 12.9 shall in no way relieve Sellers of any liability for a breach by Sellers of any of its representations, warranties or covenants under this Agreement.

                12.10. Entity Structure. Except for transfers of Interests to CPI Affiliates, from the Contract Date through and including the Closing Date, the Entities and Sellers shall maintain the same composition of its partners, shareholders and members as the case may be, as exists on the Contract Date, unless otherwise expressly or consented to by Buyer in writing.

                 12.11. Cure of Violations. On or before the Closing Date, Sellers shall cure (or escrow sufficient funds at the Closing with the Title Company to cure) (i) all violation(s) of law, code, ordinance or regulation that are the subject of any written notice issued by a Governmental Authority with respect to any Project, and (ii) legal deficiencies discovered at or in any Project before the Closing.

                 12.12. Tenant Purchase Rights. Exhibit "Tenant Purchase
Rights" sets forth the purchase rights of three (3) Tenants as more particularly described in Exhibit "Tenant Purchase Rights", a right of first option held by Giant of Maryland, Inc. ("Giant") with respect to the Cranberry Square Project (the "Giant Purchase Right"), an option to purchase held by the United States of America with respect to the One National Business Park Project (the "USA Purchase Right"), and a right of first refusal held by Green Spring Health Services, Inc. with respect to the Woodlands I Project (the "Green Spring Purchase Right").

                   12.12.1. Buyer agrees to accept the One National Business Park Project subject to the USA Purchase Right.

                   12.12.2. Promptly after the Contract Date, Sellers shall notify Giant of this transaction and the sale of the Interests of the Entity owning the Cranberry Square Project. The obligation of Buyer to purchase the Interests of Entity owning Cranberry Square is contingent upon Giant's entering into an agreement of sale to purchase the Cranberry Square Project on or before the Closing Date. If, prior to Closing, Giant enters into an agreement to purchase the Cranberry Square Project or the Interests of the Entity owing the Cranberry Square Project, the Cranberry Square Project shall be deleted from this Agreement, this Agreement shall be deemed to have been automatically amended so as to delete the Project from this Agreement, and Buyer and Sellers shall proceed to close on the remaining Projects subject to a reduction in the Consideration by the amount of the Consideration allocated to the Cranberry Square Project.

                   12.12.3. Promptly after the Contract Date, Sellers shall notify Green Spring Health Services, Inc. ("Green Spring") of this transaction and the sale of the Interests of the Entity owning the Woodlands I Project. Buyer's obligation to purchase the Interests of the Entity owning the Woodlands I Project is contingent upon (a) the exercise by Green Spring of the Green Spring Purchase Right or (b) the waiver by Green Spring on or before the Closing Date (either inwriting or due to the passage of time) of its right, if any, to purchase the Woodlands I Project pursuant to the terms contemplated by this Agreement. If Green Spring exercises the Green Spring Purchase Right or does no waive such right (either in writing or due to the passage of time) on or before the Closing Date, the Green Spring Purchase Right with respect to the Woodlands I Project as it relates to the transaction contemplated by this Agreement, the Woodlands I Project shall be deleted from this Agreement, this Agreement shall be deemed to have been automatically amended so as to delete the Woodlands I Project from this Agreement, and Buyer and Sellers shall proceed to close on the remaining Projects, subject to a reduction in the Consideration by the amount of the Consideration allocated to the Woodlands I Project.

All covenants made in this Agreement by Sellers shall survive the Closing for a period of eighteen (18) months.

                13.    ENVIRONMENTAL WARRANTIES AND AGREEMENTS.

                  13.1.     Definitions.  Unless the context otherwise requires:

                           13.1.1. "Environmental Law" or "Environmental Laws"
shall mean all applicable past,present or future federal, state and local statutes, regulations, directives, ordinances, rules, court orders, decrees, arbitration awards and the common law, which pertain to environmental matters, contamination of any type whatsoever or health and safety matters, as such have been amended, modified or supplemented from time to time (including all present and future amendments thereto and re-authorizations thereof). Environmental Laws include, without limitation, those relating to: (i) the manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Hazardous Materials; (ii) air, soil, surface, subsurface, groundwater or noise pollution; (iii) Releases; (iv) protection of wildlife, endangered species, wetlands or natural resources; (v) Tanks; (vi) health and safety of employees and other persons; and (vii) notification requirements relating to the foregoing. Without limiting the above, Environmental Law also includes the following: (i) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss.ss. 9601 et seq.), as amended ("CERCLA"); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. ss.ss. 6901 et seq.), as amended ("RCRA"); (iii) the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. ss.ss. 11001 et seq.), as amended; (iv) the Clean Air Act (42 U.S.C. ss.ss. 7401 et seq.), as amended; (v) the Clean Water Act (33 U.S.C. ss.1251 et seq.), as amended; (vi) the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), as amended; (vii) the Hazardous Materials Transportation Act (49 U.S.C. ss.ss. 1801 et seq.), as amended; (viii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. ss. 136 et seq.), as amended;(ix) the Federal Safe Drinking Water Act (42 U.S.C. ss. 300f et seq.), as amended; (x) the Federal Radon and Indoor Air Quality Research Act (42 U.S.C. ss. 7401 note, et seq.); (xi) the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq.), as amended; (xii) any state, county, municipal or local statutes, laws or ordinances similar or analogous to (including counterparts of) any of the statutes listed above; and (xiii) any rules, regulations, directives, orders or the like adopted pursuant to or implementing any of the above.

                  13.1.2. "Environmental Permit" or "Environmental Permits" shall mean licenses, certificates, permits, directives, requirements, registrations, government approvals, agreements, authorizations, and consents which are required under or are issued pursuant to an Environmental Law or are otherwise required by Governmental Authorities.

                  13.1.3. "Hazardous Conditions" refers to the existence or presence of any Hazardous Materials on, in, under, or at, the Projects (including air, soil and groundwater) or any portion of any of them.

                  13.1.4. "Hazardous Material" or "Hazardous Materials" shall mean:

                          (a)  any chemical, pollutant, contaminant, pesticide,
petroleum or petroleum product or by product, radioactive substance, solid waste (hazardous or extremely hazardous), special, dangerous or toxic waste, substance, chemical or material regulated, listed, limited or prohibited under any Environmental Law, including without limitation: (i) friable or damaged asbestos, asbestos-containing material, presumed asbestos-containing material, polychlorinated biphenyls ("PCBs"), solvents and waste oil; (ii) any "hazardous substance" as defined under CERCLA; and (iii) any "hazardous waste" as defined under RCRA; and

                          (b)  even if not prohibited, listed, limited or
regulated by an Environmental Law, all pollutants, contaminants, hazardous, dangerous or toxic chemical materials, wastes or any other substances, including without limitation, any industrial process or pollution control waste (whether or not hazardous within the meaning of RCRA) which could pose a hazard to the environment, or the health and safety of any person or impair the use or value of any portion of the Projects.

                 13.1.5. "Release" means any spill, discharge, leak, migration, emission, escape, injection, dumping or other release or threatened release of any Hazardous Material into the environment, whether or not notification or reporting to any Governmental Authority was or is required. Release includes, without limitation, historical releases and the meaning of Release as defined under CERCLA.

                 13.1.6. "Remedial Action" shall mean any and all corrective or remedial action, preventative measures, response, removal, transport, disposal, clean-up, abatement, treatment and monitoring of Hazardous Materials or Hazardous Conditions, whether voluntary or mandatory, and includes all studies, assessments, reports or investigations performed in connection therewith to determine if such actions are necessary or appropriate
(including investigations performed to determine the progress or status of any such actions), all occurring on or after the Contract Date.

                13.1.7. "Remedial Costs" shall include all costs, liabilities expenses and fees incurred on or after the date of this Agreement in connection with Remedial Action, including but not limited to: (i) the fees of environmental consultants and contractors; (ii) reasonable attorneys' fees (including compensation for in-house and corporate counsel provided such compensation does not exceed customary rates for comparable services); (iii) the costs associated with the preparation of reports, and laboratory analysis (including charges for expedited results if reasonably necessary); (iv) regulatory, permitting and review fees; (v) costs of soil and/or water treatment (including groundwater monitoring)and/or transport and disposal; and (vi) the cost of supplies, equipment, material and utilities used in connection with Remedial Action.

                  13.1.8. "Tank" or "Tanks" means above-ground and underground storage tanks, vessels and related equipment, including appurtenant pipes, lines and fixtures containing or previously containing any Hazardous Material or fraction thereof.

             13.2. Warranties. Sellers, for themselves and for the Entities, hereby represent and warrant as follows with respect to each Project:

                   13.2.1. Sellers and the Entities have made available or delivered to Buyer originals (or true, complete and accurate copies) of all of the documents in their possession, custody or control, which documents include and/or relate to:

                   (a) All approvals, plans, specifications, test borings, percolation tests, engineering studies, surveys or other environmental data concerning the Projects;

                   (b) All permits (including Environmental Permits), approvals, registrations, Tank registration and/or closure documentation, certificates, applications, notices, orders, directives, legal pleadings, correspondence or other documents of any nature that any Entity or Seller, any tenant of Entity, any of Entity's predecessors-in-title or any tenant of Entity's predecessors-in-title have submitted to, or received from, any Governmental Authority regarding the Projects and their use, compliance or non-compliance with Environmental Laws; and

                   (c) The results of any investigation of any of the Projects including, but not limited to, Phase I or Phase II site assessments, asbestos inspection and/or removal reports, tests or investigations of soil or other substrate air, groundwater, surface water, or the building interior, and any testing or investigation results relating to the removal or abandonment of any Tanks from the Projects.

                    13.2.2. To the knowledge of Sellers, each Project is owned and operated in material compliance with all Environmental Laws and Environmental Permits.

                    13.2.3. There are no pending or, to the Sellers' and Entities' knowledge, threatened: (i) claims, complaints, notices, correspondence or requests for information received by Sellers or the Entities with respect to any violation or alleged violation of any Environmental Law or Environmental Permit or with respect to any corrective or remedial action for or cleanup of the Project or any portion thereof; and (ii) written correspondence, claims, complaints, notices, or requests for information from or to Sellers or Entities regarding any actual, potential or alleged liability or obligation under or violation of any Environmental Law or Environmental Permit with respect to the Project or any portion thereof.

                    13.2.4. To Seller's knowledge, there have been no Release and there has not been a threatened Release of a Hazardous Material on, in, under or at the Project or any portion thereof.

                    13.2.5. No Project is listed, proposed or nominated for listing on the National Priorities List pursuant to CERCLA (the "NPL"), the Comprehensive Environmental Response and Liability Information System ("CERCLIS") or on any other similar list of sites under analogous state laws.

                   13.2.6. Except as listed and described on Exhibit "USTs", there are no Tanks at, on or under the Project. Neither the Sellers nor the Entities have removed, closed or abandoned any Tanks at the Projects, and neither the Sellers nor the Entities have any knowledge of the existence, abandonment, closure or removal of Tanks at the Projects.

                   13.2.7. To the knowledge of Sellers, there are no PCBs or friable or damaged asbestos at the Projects.

                   13.2.8. To the knowledge of Sellers, there has been no storage, treatment, disposal, generation, transportation or Release of any Hazardous Materials by any Entity or Seller or by any other person or entity for which any Seller or Entity is or may be held responsible, at, on, under, or about any Project (or any portion thereof) in violation of Environmental Laws.

              13.3. Indemnity. Notwithstanding anything to the contrary in this Agreement, with respect to each Project, each of the Sellers, and each of Sellers' shareholders, partners and members, (collectively, jointly and severally, "Post Closing Seller") agree to and do hereby indemnify, defend and hold harmless Buyer, the REIT and each of their respective partners, shareholders, agents, contractors, employees, officers, directors, trustees, shareholders, and each of their successors and assigns (collectively, the "Buyer Indemnified Parties"), from and against any and all liabilities, claims, demands, suits, administrative proceedings, causes of action, costs, damages, personal injuries and property damages, losses and expenses, both known and unknown, present and future, at law or in equity (collectively, "Losses"), arising out of, by virtue of or related in any way to a breach by Sellers of any of their representations and warranties under Sections 13.2 through and including 13.2.8.

         Without limiting any of Post-Closing Seller's above indemnification obligations, Post-Closing Seller further acknowledges and agrees that its obligation to indemnify the Buyer Indemnified Parties with respect to any breach by Sellers of their representations and warranties under Sections 13.2 through and including 13.2.8, includes, without limitation: (i) any and all Remedial Costs associated with any Tank, Hazardous Material, Hazardous Condition or any Release; (ii) to the maximum extent allowed by law, all fines and/or penalties that may be imposed in connection with any Tank or the existence of any Hazardous Material on, at, under, near, in or about the Projects; (iii) the defense of any claim made by any individual or entity (including any government, governmental agency or entity) concerning any of the foregoing, which defense shall be conducted by counsel and with the assistance of environmental advisors and consultants, in all cases subject to the prior written approval of Buyer; and (iv) reasonable attorneys' fees and costs and environmental advisors' and consultants' fees incurred by any of the Buyer Indemnified Parties with respect to enforcing its rights under this indemnification provision. This Section 13 shall survive the Closing for a period of thirty (30) months. Indemnification claims by Buyer under this Section 13.3 are subject to Section 20.3.

         14.  ADDITIONAL CONDITIONS PRECEDENT TO CLOSING.

                14.1. Buyer's Conditions Precedent. In addition to the other conditions enumerated in this Agreement, the following shall be additional Buyer's Conditions Precedent:

                   14.1.1. Physical Condition. The physical condition of each Project shall be substantially the same on the Closing Date as on the Contract Date, reasonable wear and tear excepted, unless the alteration of said physical condition is the result of Damage.

                  14.1.2. Pending Actions. At the Closing, there shall be no administrative agency, litigation or governmental proceeding of any kind whatsoever, pending or threatened, that, after the Closing, would, in Buyer's sole and absolute discretion, materially and adversely affect any Entity or the value or marketability of any Project or the Projects as a whole, or the ability of Buyer to operate any or all of the Projects in the manner it is (they are) being operated on the Contract Date.

                 14.1.3. Zoning. On the Closing Date, no proceedings shall be pending or threatened that could or would involve the change, redesignation, redefinition or other modification of the zoning classifications of (or any building, environmental, or code requirements applicable to) any or all of the Projects, or any portion thereof, or any property adjacent to any Project, in a manner which, in Buyer's sole and absolute discretion, would materially and adversely affect the value or marketability of any Project.

                 14.1.4. Flood Insurance. As of the Closing Date, if any Project is located in a flood plain, Buyer shall have obtained flood plain insurance in form and substance acceptable to Buyer.

                 14.1.5. Assumed Indebtedness. Sellers shall provide to Buyer letters from each of the holders of the Assumed Indebtedness dated no earlier than 30 days prior to the Closing Date, approving the transfer of the Interests to the Buyer, setting forth the amount of principal and interest outstanding as of the Closing Date, and stating that there has not been, and there does not currently exist, any default under any of the Assumed Indebtedness. Such letters shall be referred to collectively as the "Lenders' Approvals."

                 14.1.6. Satisfied Indebtedness. Sellers shall provide to Buyers payoff letters good through the Closing Date from all holders of the Satisfied Indebtedness stating the amount required to pay off the Satisfied Indebtedness.

                 14.1.7. Owners. The composition of partners, shareholders and members of each Entity and each Seller on the Closing Date shall be the same as on the Contract Date, except for transfers to CPI Affiliates.

                 14.1.8. Bankruptcy. As of the Closing Date, no Seller, no Entity and no Project is the subject of any bankruptcy proceeding for which approval of this transaction has not been given and issued by the applicable bankruptcy court.

                 14.1.9. Representations and Warranties True. The representations and warranties of Sellers contained in this Agreement shall be true and correct as of the Closing Date in all material respects, as though such representations and warranties were made on such date.

                14.1.10. Covenants Performed. All covenants and obligations of Sellers required to be performed on or prior to the Closing Date shall have been performed, in all material respects.

                14.1.11. Approval by Buyer's Shareholders. REIT's Board of Trustees and shareholders shall have approved this Agreement and the consummation of the transactions contemplated by this Agreement.

        14.2. Seller's Additional Conditions Precedent. The following shall be additional Seller's Conditions Precedent:

                14.2.1. Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Closing Date, in all respects, as though such representations and warranties were made on such date.

                14.2.2. Covenants. All covenants of Buyer required to be performed on or prior to the Closing Date shall have been performed, in all material respects.

         15.    LEASES-CONDITIONS PRECEDENT AND WARRANTIES WITH RESPECT THERETO.

                15.1. Warranties as to Leases. With respect to each of the tenants listed on the Rent Roll (as defined in Exhibit "Seller's Deliveries") provided to Buyer by Sellers and any other tenants leasing space in any or all of the Projects as of the Closing Date (collectively, the "Tenants"), Sellers, for themselves and for the Entities, represent and warrant to Buyer as of the Contract Date and as of the Closing Date as follows:

                15.1.1. Each of the Leases is in full force and effect strictly according to the terms set forth therein and in the Rent Roll, and has not been modified, amended, or altered, in writing or otherwise. Each Tenant is legally required to pay all sums and perform all obligations set forth in the Leases, without concessions, abatements, offsets or other bases for relief or adjustment;

                15.1.2. All obligations of the lessor under the Leases that accrue to the date of the Closing have been performed, including, but not limited to, all required tenant improvements, cash or other inducements, rent abatements or moratoria, installations and construction (for which payment in full has been made in all cases), and each Tenant has unconditionally accepted lessor's performance of such obligations. No Tenant has asserted any offsets, defenses or claims available against rent payable by it or other performance or obligations otherwise due from it under any Lease;

                15.1.3. Other than as shown on the Rent Roll, no Tenant is in default under or is in arrears in the payment of any sums or in the performance of any obligations required of it under its Lease. No Tenant has prepaid any rent or other charges;

                15.1.4. Each Entity and CPI as to Brandon have no reason to believe that any Tenant is, or may become, unable or unwilling to perform any or all of its obligations under its Lease, whether for financial or legal reasons or otherwise;

               15.1.5. Neither base rent ("Base Rent"), nor regularly payable estimated Tenant contributions or operating expenses, insurance premiums, real estate taxes, common area charges, and similar or other "pass-through" or non-base rent items including, without limitation, cost-of-living or so-called "C.P.I." or other such adjustments (collectively, "Additional Rent"), nor any other item payable by any Tenant under any Lease has been heretofore prepaid for more than one month nor shall it be prepaid between the Contract Date and the Closing Date for more than one month;

               15.1.6. No guarantor(s) of any Lease has been released or discharged, partially or fully, voluntarily or involuntarily, or by operation of law, from any obligation under or in connection with any Lease or any transaction related thereto;

               15.1.7. Except as specifically disclosed on Exhibit "Commissions," there are no brokers' commissions, finders' fees, or other charges payable or to become payable to any third party on behalf of any Entity as a result of or in connection with any Lease or any transaction related thereto, including, but not limited to, any exercised or unexercised option(s) to expand or renew;

               15.1.8. Each security deposit provided for under each Lease shall be fully assigned to Buyer at the Closing. No Tenant or any other party has asserted any claim (other than for customary refund at the expiration of a Lease) to all or any part of any security deposit;

               15.1.9. Sellers shall pay, and retain sole and exclusive\ responsibility for, all expenses due on or before the Closing Date connected with or arising out of the negotiation, execution and delivery of the Leases, including, without limitation, brokers' commissions (subject to Section 17.7), leasing fees and recording fees (as well as the cost of all tenant improvements, subject to Section 17.7, not paid for by Tenants), and Sellers shall be deemed to have certified and warranted payment thereof to Buyer at the Closing;

              15.1.10. Except as set forth on Exhibit "Tenant Purchase Rights", no Tenant has, by virtue of its Lease or any other agreement or understanding, any purchase option with respect to any Project, or any portion thereof, or any right of first refusal to purchase any Project, or a portion thereof, whether triggered by the transactions contemplated by this Agreement or by a subsequent sale of such Project or a portion thereof. Except as set forth on the Rent Roll, no Tenant has, by virtue of its Lease, or any other agreement or understanding any of the following: (a) the right or option to expand its tenancy into space at any Project other than the space that such Tenant is currently occupying;
(b) the right or option to terminate its Lease; and (c) the right or option to contract the space at any Project that such Tenant is currently occupying;

             15.1.11. (a) Except as specifically disclosed on the Rent Roll delivered to Buyer, no Tenant has sublet its leased premises; and (b) there are no outstanding requests from any Tenants to Seller, requesting any consent to an assignment of the Tenant's Lease or to a sublease of all or some portion of a Tenant's leased premises.

         Each Seller hereby indemnifies, defends and holds Buyer harmless from and against all loss, damage, liability, cost, expense (including, but not limited to, reasonable fees of attorneys of Buyer's choice) and charges which Buyer may incur, or to which Buyer may become subject, as a consequence of any breach of the warranties contained in this Section 15. The foregoing indemnity shall survive the Closing for a period of eighteen (18) months.

                  15.2. Estoppel Certificates from Tenants. Sellers shall use Sellers' commercially reasonable efforts to obtain, on or prior to the Closing Date, a tenant's estoppel certificate from Tenants occupying at least eighty percent (80%) of each Project (except Tred Avon) or such larger percentage as Buyer's lender or lenders may require (provided, that Buyer advises Sellers of lender requirements at least thirty (30) days before Closing) (the "Estoppel Certificate"), dated no earlier than thirty (30) days prior to the Closing Date, from each of the Tenants. The Estoppel Certificate shall be certified to Buyer, the Entity owning the Project in which the applicable Tenant is located, and any other party designated by Buyer. If Sellers (despite Sellers' required best efforts) are unable to obtain an Estoppel Certificate from the required percentage of Tenants Buyer's sole remedy shall be to proceed to close and accept Seller's own Estoppel Certificate with respect to the Lease and tenancy for which Sellers fail to procure an Estoppel Certificate from the relevant Tenant (and any Estoppel Certificate so executed by a Seller shall also be tailored, in a manner mutually and reasonably acceptable to Buyer and such Seller, to reflect its issuance by the landlord, rather than the

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


Tenant in question). Each such Estoppel Certificate shall be substantially in the form attached hereto as Exhibit "Tenant Estoppel Certificate" or in such other form as Buyer's lender or lenders may require. At Buyer's request, when Sellers request the Tenant Estoppels, Sellers shall simultaneously request, and thereafter Sellers shall use Sellers' commercially reasonable efforts to obtain, on or before the Closing Date, from each Tenant a subordination, non-disturbance and attornment agreement in such form and content as Buyer or Buyer's lender may require.

         16.       CLOSING DELIVERIES.

                  16.1. Sellers' Deliveries. At the Closing (or such other times as may be specified below), Sellers shall deliver or cause to be delivered to Buyer the following, in form and substance reasonably acceptable to Buyer and
Sellers:

                   16.1.1. Assignment of Interests. As to each Entity, an Assignment and Assumption Agreement, an Amendment to the Entity Agreement, and an Amendment to the filed Entity Certificate setting forth the assignment by each of the Sellers of such Seller's Interests and his, her or its withdrawal from the Entity and the admission of the Buyer and/or its designee(s) as partners of the Entity, which amendment shall be executed and acknowledged by all Sellers and the Buyer.

                  16.1.2. Release. A release from each Seller releasing each Entity and the Buyer (and its designee(s)) as partners of the Entities from any obligations and liabilities with respect to the original formation of the Entities, and any other matter arising from business done, transactions entered into or events occurring prior to the Closing Date.

                 16.1.3. Opinion. The opinion, in form and substance reasonably acceptable to Buyer and Buyer's counsel, of Dan R. Skowronski, Esquire, General Counsel of Constellation Holdings, Inc., to the effect that, providing, or with respect to:

                           (a)  Each Entity is a duly organized and validly
existing entity in good standing under the laws of the State of Maryland;

                           (b)  (i) the legal existence and good standing of
each Entity and each Seller in Maryland; (ii) the due authorization, execution and delivery of this Agreement, and the other documents required (under the terms of this Agreement) to be delivered by each Seller; (iii) that this Agreement and the other documents required (under the terms of this Agreement) to be delivered by each Seller, constitute the legal, valid and binding obligations of such Seller, enforceable against it in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding of equity or at law;

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


               (c) The execution and delivery of this Agreement and all other agreements delivered in connection herewith or at the Closing, the consummation of the transactions herein contemplated, and compliance with the terms of this Agreement and all other agreements delivered in connection herewith or at the Closing will not conflict with, or result in a breach of, any of the terms, conditions or provisions of, or constitute a default under, any note, indenture, mortgage, deed of trust, contract or other agreement or instrument to which any Entity is a party or by which any Entity is bound, or any law or order, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign; and

              (d) There is no litigation or investigation pending or, to the best of such counsel's knowledge, threatened against any Entity, any Project, or any part thereof.

               16.1.4. Lenders' Approvals and Payoff Letters. The Lenders' Approvals from all holders of the Assumed Indebtedness in conformity with
Section 14.1.5 and the payoff letters required by Section 14.1.6.

              16.1.5. Estoppel Certificates. The Estoppel Certificates of all Tenants in conformity with Section 15.2;

              16.1.6.   Keys.  Keys to all locks located at each Project;

              16.1.7. Affidavit of Title and ALTA Statement. As to each Project, an Affidavit of Title (or comparable document) as reasonably required by the Title Company in the Commonwealth of Pennsylvania as a condition to the deletion of the general exceptions of Schedule B, Section 2 of each Title Policy, executed by the applicable Entity or Seller, as applicable, and in form and substance acceptable to the Title Company and to Buyer;

              16.1.8. Letters to Tenants. If requested by Buyer, letters executed by the applicable Entities and, if applicable, its management agent, addressed to all Tenants, in form provided by Buyer, notifying all Tenants of the transfer of control of the Projects and directing payment of all rents accruing after the Closing Date to be made to Buyer or at its direction;

              16.1.9. Title Policies. The title policies (or "marked-up" Title Reports) issued by the Title Company, dated as of the Closing Date in the amount of the Consideration allocated to each Project, in accordance with the requirements of Section 9 (it being understood that CPI as to Brandon will provide any certificates or undertakings required in order to induce the Title Company to insure over any "gap" period resulting from any delay in recording of documents or later-dating the title insurance file);

             16.1.10. Original Documents. To the extent not previously delivered to Buyer, originals of the Leases, Assigned Contracts and Governmental Approvals;

             16.1.11. Closing Statement. A closing statement conforming to the proration and other relevant provisions of this Agreement (the "Closing Statement") duly executed by Sellers;

             16.1.12. Plans and Specifications. All plans and specifications relating to the Projects in any Entity's or Seller's possession and control or otherwise available to any Entity or Seller;

             16.1.13. Tax Bills. Copies of the most currently available Tax Bills to the extent not previously delivered to Buyer;

             16.1.14. Entity Transfer Certificate. Entity transfer certifications confirming that each Seller is a "United States Person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended;

             16.1.15. Rent Roll. A Rent Roll, prepared as of the Closing Date, certified by the applicable Sellers to be true, complete and correct through the Closing Date;

             16.1.16. Registration Rights Agreement. The Registration Rights Agreement, dated as of the Closing Date and duly executed by the Sellers;

             16.1.17. Share Schedule. The Share Schedule, duly executed by Sellers;

             16.1.18. Certificates of Occupancy. Currently valid certificates of occupancy (or comparable permits or licenses), to the extent in Sellers' possession or control, with respect to the entirety of each Project;

             16.1.19. Closing Certificate. A certificate, signed by Sellers, certifying to the Buyer that the representations and warranties of Sellers contained in this Agreement are true and correct on all material respects as of the Closing Date and that all covenants required to be performed by Sellers prior to the Closing Date have been performed in all material respects;

             16.1.20. Resolutions, Consents, Approvals. Certified Resolutions, consents, and approvals of each Sellers evidencing such Seller's authority to execute this Agreement and consummate the transactions contemplated by this Agreement.

             16.1.21. Good Standing Certificate. Currently dated good standing certificates for the Sellers and the Entities.

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


             16.1.22. Deed. Special Warranty Deed, Executed by CPI, in recordable form conveying Brandon to Buyer free and clear of all liens, claims and encumbrances except for the Permitted Exceptions.

             16.1.23. Bill of Sale. General Warranty Assignment and Bill of Sale, executed by CPI, assigning, conveying and warranting to Buyer title to the Personal Property and Inventory as to Brandon, free and clear of all encumbrances, other than the Permitted Exceptions.

             16.1.24. General Assignment. An assignment, executed by CPI to Buyer, of all right, title and interest of Contributor and its agents in and to the Intangible Personal Property as to Brandon.

             16.1.25. Assignment of Contracts. An assignment, executed by CPI and Buyer, to Buyer of CPI's right, title and interest in and to those of the Contracts that will remain in effect after Closing. CPI shall also assign to Buyer all guarantees and warranties given to CPI in connection with the operation, construction, improvement, alteration or repair of any or all of Brandon.

             16.1.26. Assignment of Leases and Estoppel Certificates. An assignment of CPI's right, title and interest in and to the Leases as to Brandon (including all security deposits and/or other deposits thereunder), with customary reciprocal indemnity provisions.

             16.1.27.  Option/ROFR.  The signed Option/ROFR Agreements.

             16.1.28.  Constellation Lease.  The signed Constellation Lease.

             16.1.29. Development Management Agreement. The signed Development Management Agreement.

             16.1.30. TIF Agreement. The signed TIF Agreement.

             16.1.31. License Agreements. Signed License Agreements in form a nd content reasonably acceptable to Sellers and Buyer giving Buye r, and Buyer's successors and assigns, the right to use the names "National Business Park". "Constellation Centre", and "Piney Orchard" in connection with the ownership and operation of those Projects.

            16.1.32. Articles of Transfer. Signed articles of transfer to the extent required by the State Department of A ssessments and Taxation of Maryland.

            16.1.33. Other. Such other documents and instruments as may reasonably be required by Buyer (including, without limitation, those of the Seller's Deliveries in Seller's possession or control that have not previously been delivered to Buyer), its (or its underwriters' or lenders') counsel or the Title Company and that may be necessary to consummate the transactions that are the subject of this Agreement and to otherwise give effect to the agreements of the parties hereto.

         16.2. Buyer's. As a condition precedent to Seller's obligationclose ("Seller's Condition Precedent"), Buyer shall cause to be delivered to Sellers the following, each in form and substance reasonably acceptable to Sellers and Buyer and their respective counsel:

             16.2.1. The Consideration. The Consideration required to be delivered by Buyer to Sellers under this Agreement.

             16.2.2. Organizational Documents. (i) A copy certified by the Secretary of State of the State of Maryland of the Declaration of Trust of the REIT and a good standing certificate for the REIT; (ii) a copy certified by the Secretary of State of the State of Delaware of the certificate of limite partnership of the Buyer and a good standing certificate for the Buyer; and
(iii) a copy, certified by the secretary or an assistant secretary of the REIT, of the resolution of the REIT's board of directors, authorizing the transactions described herein;

             16.2.3. Closing Statement. A Closing Statement, duly executed by the Buyer;

             16.2.4. Registration Rights Agreement. The Registration Rights Agreement, duly executed by the REIT;

             16.2.5.   Share  Schedule.  Share Schedule, duly executed by the
Buyer;

             16.2.6. Tenant Letters. If Buyer has requested such letters, the Tenant Letters, duly executed by the Buyer;

             16.2.7. Opinion. An opinion of counsel for COPLP and the REIT, in form and substance reasonably satisfactory to Seller and Seller's counsel, providing or with respect to: (i) the legal existence and good standing of COPLP and the REIT;
(ii) the due authorization, execution and delivery of this Agreement, and the other documents required (under the terms of this Agreement) to be delivered by COPLP and the REIT, as applicable; (iii) that the Shares issued and delivered to Sellers as part of the Consideration have been duly authorized and validly issued by the REIT and constitute fully paid, non-assessable shares of the REIT, free from all pre-emptive rights; (iv) that this Agreement and the other documents required (under the terms of this Agreement) to be delivered by each of COPLP and the REIT, as applicable, constitute the legal, valid and binding obligations of COPLP and the REIT, enforceable against them in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding of equity or at law;

              16.2.8.   ROFR.  The signed ROFR Agreements.

              16.2.9.   Constellation Lease.  The signed Constellation Lease;

              16.2.10. Development Management Agreement. The signed Development Management Agreement;

              16.2.11. TIF Agreement. The signed TIF Agreement.

              16.2.12.  Licenses.  The licenses referred to in Section 16.1.31.

              16.2.13. Articles of Transfer. The articles of transfer referred to in Section 16.1.32.

              16.2.14. Other. Such other documents and instruments as may reasonably be required by Sellers or its or their respective counsel or the Title Company and that are necessary to consummate the transaction which is the subject of this Agreement and to otherwise effect the agreements of the parties hereto.

         17.     PRORATIONS AND ADJUSTMENTS.

         The following shall be prorated and adjusted between Sellers and Buyer as of the Closing Date, except as otherwise specified:

                  17.1. The amount of all security and other Tenant deposits, and interest due thereon, if any, shall be credited to Buyer;

                  17.2. Buyer and Sellers shall divide the cost, if any, of any closing escrows hereunder equally between them;

                  17.3. Water, electricity, sewer, gas, telephone and other utility charges based, to the extent practicable, on final meter readings and final invoices, or, in the event final readings and invoices are not available, based on the most currently available billing information, and reprorated upon issuance of final utility bills;

                  17.4. Amounts paid or payable under any Assigned Contracts shall be prorated based, to the extent practicable, on final invoices, or, in the event final invoices are not available, based on the most currently available billing information, and reprorated upon issuance of final invoices;

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


                  17.5. All real estate, personal property and ad valorem taxes applicable to the Projects and levied with respect to current tax year shall be prorated as of the Closing Date, utilizing the actual final Tax Bills for those Projects. Prior to or at the Closing, Sellers shall pay or have paid all Tax Bills that are due and payable prior to or on the Closing Date and shall furnish evidence of such payment to Buyer and the Title Company. Each party's respective obligations to reprorate real estate taxes shall survive the Closing.

                  17.6. All assessments, general or special, shall be prorated as of the Closing Date on a "due date" basis such that the applicable Entity or Seller shall be responsible for any installments of assessments which are first due or payable prior to the Closing Date and Buyer shall be responsible for any installments of assessments which are first due or payable on or after the Closing Date;

                  17.7. Commissions of leasing and rental agents for any Lease entered into as of or prior to the Contract Date, whether with respect to base lease term or future expansions, shall be paid in full at or prior to the Closing by Seller, without contribution or proration from Buyer, except for renewal commissions as disclosed to Buyer in Exhibit "Commissions". As to Leases entered into between the Contract Date and the Closing Date in accordance with
Section 12.1, commissions shall be prorated as of the Closing Date based upon the portion of the term of the Lease before Closing and the portion of the term of this Lease after Closing. At Closing, COPT shall reimburse CPI the amount of leasing commissions payable to unaffiliated third-parties and tenant improvements costs payable to unaffiliated third-parties incurred by CPI with respect to Leases entered into, subject to Section 12.1 of this Agreement, after March 9, 1998 at the Project known as "One Constellation Centre", the amount claimed for reimbursement evidenced by invoices or paid receipts from such third parties or other evidence of expense reasonably required by Buyer..

                  17.8. Current interest under Assumed Indebtedness shall be prorated as of the Closing Date.

                  17.9. All Base Rents and other charges, including, without limitation, all Additional Rent, shall be prorated as of the Closing Date. At the time(s) of final calculation and collection from Tenants of Additional Rent for 1998, there shall be a re-proration between Sellers and Buyer as to Additional Rent adjustments, with such re-prorations being payable to the appropriate recipient in cash. Such re-proration shall be paid upon Buyer's presentation of its final accounting to Seller, certified as to accuracy by Buyer. At the Closing, no "Delinquent Rents" (rents or other charges that are due as of the Closing) shall be prorated in favor of Seller. The parties' respective obligations to reprorate Additional Rent shall survive the Closing. Notwithstanding the foregoing, Buyer shall use reasonable efforts after the Closing Date to collect any Delinquent Rents due to Sellers from Tenants, but Buyer shall not be required to sue any Tenants. All rents and other charges received by (or for the benefit of) Buyer from any Tenant after the Closing shall be first applied against current and past due obligations owed to, or for the benefit of, Buyer (with respect to those obligations accruing subsequent to the Closing Date), and any excess shall be delivered to Seller, but only to the

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


extent of amounts in default and owed to, and for the benefit of, Sellers for the period prior to the Closing Date. In no event, however, shall any sums be paid to Sellers to the extent Sellers have been previously reimbursed for such default out of any security deposit and security deposits have been appropriately prorated hereunder; and

                  17.10. Such other items that are customarily prorated in transactions of this nature shall be ratably prorated.

                  17.11. With respect to the Project known as "Cranberry Square", at Closing, Buyer shall reimburse CPI amounts expended by CPI from and after March 9, 1998 until the Closing Date on the expansion of the Cranberry Square Project, subject, however, to the limitation, that the amount payable to CPI under this Section 17.11 shall not exceed the amount determined by subtracting the costs to complete the expansion of the Cranberry Square Project after the Closing Date as reasonably determined by Buyer and Sellers from Two Million Two Hundred Thousand Dollars ($2,200,000.00). Amounts claimed for reimbursement shall be evidenced by invoices or paid receipts from third-parties not affiliated with CPI, or other evidence of expense reasonably required by Buyer.

         For purposes of calculating prorations, Buyer shall be deemed, through control of the Entities, to be in title to the Projects, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire Closing Date. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date. Bills received after the Closing that relate to expenses incurred, services performed or other amounts allocable to the period prior to the Closing Date shall be paid, in cash, by Seller, to the extent due and owing. Bills received by Sellers after the Closing Date that relate to expenses incurred, services performed or other amounts allocable to the period on or after the Closing Date, shall be paid, in cash, by the Buyer, to the extent due and owing.

         18.       CLOSING EXPENSES.

                  18.1. Sellers will pay the entire cost of all assumption charges, release fees, prepayment fees and any other fees or costs in connection with the assumption, payoff, release and satisfaction of the Assumed Mortgages and the Satisfied Mortgages, and all fees imposed by its accountants and attorneys and consultants in connection with this Agreement and the transaction contemplated hereunder. Buyer will pay the entire cost of the title policies, the Surveys (inclusive of any updates thereof), and all fees imposed by its accountants, attorneys, and environmental and engineering consultants.

                  18.2. Although Seller and Buyer believe that no real estate transfer or recording fees or taxes will be due in connection with the assignment of the Interests, if it is finally determined that such taxes are due and payable in connection herewith, then the Buyer and the Sellers which held Interests the transfer of which is deemed subject to real estate transfer tax shall divide equally the costs of contesting such taxes and shall divide equally the

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


full amount of such taxes if they are finally determined to be payable. This
Section 18.2 shall survive Closing.

                  18.3. Sellers and Buyer shall divide equally all recordation taxes and fees, and all realty transfer taxes applicable to the conveyance of Brandon.

         19.       DESTRUCTION, LOSS OR DIMINUTION OF PROJECTS.

         If, prior to the Closing, all or any portion of any Project is damaged by fire or other natural casualty (collectively, "Damage"), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively, "Eminent Domain"), then the following procedures shall apply:

                  19.1. If the aggregate cost of repair or replacement in connection with any Damage at any Project or the value of the Eminent Domain involving any single Project (collectively, "repair and/or replacement") is $200,000.00 or less (on a per Project basis), in the mutual and reasonable opinions of Buyer and Seller, Buyer shall close and take the Project(s) in question as diminished by the Damage or Eminent Domain, as the case may be, subject to a reduction in the Contribution Consideration otherwise due at the Closing, in the full amount of the cost of repair and/or replacement. Any casualty insurance or condemnation proceeds shall be the sole property of Seller.

                  19.2. If the aggregate cost of repair and/or replacement at any single Project is greater than $200,000.00, in the mutual and reasonable opinions of Buyer and Seller, then Buyer, in its sole and absolute discretion, may elect any of the following options: (i) Buyer may delete and eliminate from this Agreement any Project that is in need of repair and/or replacement in excess of $200,000.00 by giving written notice to Seller, in which event (A) this Agreement shall be deemed to have been automatically amended so as to eliminate the deleted Projects herefrom, and (B) Buyer and Sellers shall proceed to close on the remaining Projects (i.e., the non-deleted Projects) subject to an appropriate and commensurate reduction in the Consideration (which reduction shall include, without limitation, an amount equal to the full cost of repair and/or replacement of any portion of any non-deleted Project that Buyer proceeds to purchase); or (iii) Buyer may proceed to close on all of the Projects, subject to (1) a reduction in the Consideration equal to $200,000.00, on a per Project basis, otherwise due at the Closing and (2) an assignment of the proceeds of Seller's casualty insurance proceeds for all Damage (or condemnation awards for any Eminent Domain) in excess of $200,000.00, on a per Project basis, together with payment to Buyer by Sellers of any uninsured or deductible amount not covered by such proceeds. In such event, Sellers shall fully cooperate with Buyer in the adjustment and settlement of the insurance claim or governmental acquisition proceeding and if, as of the Closing, the insurance proceeds (or condemnation award) assignable to Buyer shall not have been collected from the insurer or Governmental Authority, then a cash credit in the amount thereof shall be given to Buyer, to be repaid to Sellers out of and upon Buyer's actual receipt of insurance proceeds. The proceeds and benefits under any rent loss or business interruption policies attributable to the period following the Closingshall likewise be transferred and paid over (and, if applicable, likewise credited on an interim basis) to Buyer.

                  19.3. In the event of a dispute between Sellers and Buyer with respect to the cost of repair and/or replacement with respect to the matters set forth in this Section 19, an engineer designated by Sellers and an engineer designated by Buyer shall select an independent engineer licensed to practice in the jurisdiction where the Project in question is located who shall resolve such dispute. All fees, costs and expenses of such third engineer so selected shall be shared equally by Buyer and Seller.

         20.       DEFAULT.

                  20.1. Default by Seller. If any of Sellers' representations and warranties contained herein shall not be true and correct on the Contract Date and continuing thereafter through and including the Closing Date, or if any Seller fails to perform any of the covenants and agreements contained herein to be performed by such Seller within the time for performance as specified herein (including Seller's obligation to close), or if any of the Buyer's Conditions Precedent shall not have been satisfied, Buyer may elect either to (i) terminate Buyer's obligations under this Agreement by written notice to Sellers, in which event Buyer shall retain all rights and remedies available to it; or (ii) close, in which event Buyer may file an action for either or both of specific performance and damages to compel Sellers to cure all or any of such default(s), in whole or in part, whereupon Buyer shall be entitled to deduct from the Consideration, the cost of such action and cure, and all reasonable expenses incurred by Buyer in connection therewith, including, but not limited to, attorneys' fees of Buyer's counsel. Notwithstanding anything to the contrary herein and in addition to any other remedies of Buyer, Buyer shall be entitled to recover actual (but not consequential) damages suffered by Buyer by reason of Seller's defaults hereunder and/or any delay occasioned thereby, including, without limitation, Buyer's Reasonable Costs. The remedies of Buyer set forth in this Section 20.1 shall be in addition to remedies otherwise applicable or provided in this Agreement or otherwise available to Buyer at law or in equity, including, without limitation, specific performance, it being understood that Buyer's rights and remedies under this Agreement shall always be non-exclusive and cumulative and that the exercise of one remedy or form of relief available to Buyer hereunder shall not be exclusive or constitute a waiver of any other. Buyer's remedies under this Section 20.1 shall not be limited by Section 20.3.

                  20.2. Default by Buyer. In the event Buyer defaults in its obligations to acquire the Interests and Brandon, then Sellers' sole and exclusive remedy shall be to cause the Escrowee to deliver the Proceeds, together with all interest earned thereon, to Seller, the amount thereof being fixed and liquidated damages, it being understood that Sellers' actual damages in the event of such default are difficult to ascertain and that such proceeds represent the parties' best current estimate of such damages. Sellers shall have no other remedy for any default by Buyer prior to Closing.

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                  20.3.       Indemnification of Buyer.

                      20.3.1. Indemnification. Each of Seller and each of Seller's shareholders, members and partners, jointly and severally, as the case may be, shall and does hereby indemnify, protect, defend and hold the Buyer Indemnified Parties harmless from and against any claims, losses, demands, liabilities, suits, costs and damages suffered by the Buyer Indemnified Parties, including consequential as well as actual damages and attorneys' fees of counsel selected by the Buyer Indemnified Parties and other costs of defense, incurred, arising against, or suffered by, the Buyer Indemnified Parties or its assigns as a direct or indirect consequence of (i) any breach of any representation, warranty or covenant made in this Agreement by Seller, or any other default by Seller, whether discovered before or after the Closing or (ii) any default claim, action or omission arising or alleging to arise under the Existing Loan Documents and relating to the period prior to the Closing, whether asserted before or after the Closing. This indemnification obligation shall expire eighteen (18) months from the Closing Date, except as to until thirty (30) months after the date of this Agreement, and except as to claims under Section
11.1 which may be made until the expiration of the time period under the statute of limitation applicable to such claims..

                  20.3.2.   Limitation of Claims.  No claims for
indemnification under this Agreement may be asserted by Buyer Indemnified Parties against the Sellers until the aggregate amount of such indemnification claims exceeds $125,000.00, whereupon all such amounts may be claimed.

                  20.4.     Indemnification of Sellers.

                       20.4.1. Indemnification. Buyer shall indemnify, protect, defend and hold Sellers' and each of Sellers' shareholders, members and partners (the "Seller Indemnified Parties") harmless from and against any claims, losses, demands, liabilities, suits, costs and damages suffered by the Seller Indemnified Parties, including consequential as well as actual damages an attorneys' fees of counsel selected by the Seller Indemnified Parties and other costs of defense, incurred, arising against, or suffered by, the Seller Indemnified Parties or its assigns as a direct or indirect consequence of any breach of any representation, warranty or covenant made in this Agreement by Buyer, or any other default by Buyer, whether discovered before or after the Closing. This indemnification obligation shall survive Closing.

                  20.5. Buyer Notice and Right to Cure. Anything contained in this Agreement to the contrary notwithstanding, any thing or act which would otherwise be a default hereunder by Buyer shall not be a default unless Sellers shall have given Buyer notice of such default, and Buyer shall have failed to cure the same within thirty (30) days after such notice. No notice of default shall be required in the case of Buyer's default in failing to complete Closing on the required Closing Date.

                  20.6. Sellers' Notice and Right to Cure. Anything contained in this Agreement to the contrary notwithstanding, any thing or act which would otherwise be a default hereunder by Sellers shall not be a default unless Buyer shall have given Sellers notice of such default, and Sellers shall have failed to cure the same within thirty (30) days after such notice. No notice of default shall be required in the case of Sellers' default in failing to complete Closing on the required Closing Date.

         21.       SUCCESSORS AND ASSIGNS.

         The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries and assigns; provided, however, no direct or indirect conveyance, assignment or transfer of any interest whatsoever of, in or to any or all of the Projects or of this Agreement shall be made by Sellers during the term of this Agreement except to CPI Affiliates, as permitted in
Section 11.1.4. Buyer may assign all or any of its right, title and interest under this Agreement to the Buyer, the REIT or to any corporate or partnership entity affiliated with, or related to, the Buyer or the REIT ("Affiliate"). For purposes of this Agreement, an Affiliate shall, without limitation, include any entity having common ownership or management with Buyer or the REIT. No such assignee shall accrue any obligations or liabilities hereunder until the effective date of such assignment. In addition to its right of assignment, Buyer shall also have the right, exercisable at or prior to the Closing, to designate any Affiliate, as the contract party under any contract to be entered into at Closing pursuant to the terms of this Agreement by Buyer, or as the grantee or transferee of any or all of the conveyances, transfers and assignments to be made by Sellers at the Closing hereunder, independent of, or in addition to, any assignment of this Agreement. In the event of an assignment of this Agreement by Buyer (but not in the event of the designation of any Affiliate), its assignee shall be deemed to be the Buyer hereunder for all purposes hereof, and shall have all rights of Buyer hereunder (including, but not limited to, the right of further assignment). In the event that an Affiliate shall be designated as a transferee hereunder, that transferee shall have the benefit of all of the representations and rights which, by the terms of this Agreement, are incorporated in or relate to the conveyance in question.

         22.       LITIGATION.

         Sellers and Buyer waive all rights to a jury trial with respect to any disputes relating to this Agreement, whether arising before or after Closing. In the event of litigation between the parties with respect to any Project, this Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, reasonable attorneys' fees of counsel selected by the prevailing party. The parties hereby further acknowledge and agree that in the event of litigation between them, as contemplated above, and the resolution of that litigation through compromise, settlement, or partial judgment, the court before which such litigation is initially brought shall have the right to allocate responsibility, between Sellers and Buyer, for all costs and expenses (including, but not limited to, attorneys' reasonable fees) incurred by both Sellers and Buyer in the pursuit of that litigation resolved through compromise, settlement or partial judgment. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Section 22 shall survive termination of this Agreement and the Closing, if applicable.

         23.       NOTICES.

         Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Sellers and Buyer as follows:

                                    Sellers:

                                    Constellation Real Estate, Inc.
                                    8815 Centre Park Drive - Suite 400
                                    Columbia, MD  21045
                                    Attention: General Counsel

                                       and

                                    Constellation Holdings, Inc.
                                    250 West Pratt Street
                                    Baltimore, MD   21201-2423
                                    Attention: Dan R. Skowronski, Esquire

                          With a copy to its attorneys:

                                    Stephen L. Owen, Esquire
                                    Piper & Marbury LLP
                                    36 South Charles Street
                                    Baltimore, MD   21201-3018

                                            Buyer:

                                    Corporate Office Properties Trust
                                    One Logan Square, Suite 1105
                                    Philadelphia, PA   19103
                                    Attention: Clay W. Hamlin, III
                                               President and Chief Executive
                                               Officer

                          With a copy to its attorneys:

                                    F. Michael Wysocki, Esquire
                                    Saul, Ewing, Remick & Saul LLP
                                    Centre Square West
                                    1500 Market Street - 38th Floor
                                    Philadelphia, PA   19102

Notices shall be deemed properly delivered and received when and if either (i) personally delivered, including via facsimile; or (ii) on the first business day after deposit with a commercial overnight courier for delivery on the next business day. Any party may change its address for delivery of notices by properly notifying the others pursuant to this Section 23.

         24.       BENEFIT.

         This Agreement is for the benefit only of the parties hereto and their nominees, successors, beneficiaries and assignees as permitted in Section 21 above and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

         25.       LIMITATION OF LIABILITY.

                  25.1. Upon the Closing, neither the REIT nor the Buyer shall assume or undertake to pay, satisfy or discharge any liabilities, obligations or commitments of Sellers other than those specifically agreed to between the parties and set forth in this Agreement. Except as otherwise specifically provided in this Agreement, neither the REIT nor the Buyer shall assume or discharge any debts, obligations, liabilities or commitments of Seller, whether accrued now or hereafter, fixed or contingent, known or unknown. Neither the holders of Shares nor the trustees, officers, employees or agents of the REIT shall be liable under this

Agreement and all parties hereto shall look solely to the REIT assets for the payment of any claim or for the performance of any obligation of the REIT as a party to this Agreement, both in its own capacity and in its capacity as a general partner of the Buyer.

                  25.2. None of the shareholders, directors, officers, employees or agents of the Sellers shall be liable under this Agreement and all parties hereto shall look solely to the Sellers' assets for the payment of any claim or for the performance of any obligation of the Sellers as a party to this Agreement.

         26.       BROKERAGE.

         Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction and that no broker, finder or other party is entitled to a commission, finder's fee or other similar compensation as a result hereof, except Legg Mason Real Estate Services, Inc. under separate agreement with Buyer. Buyer shall pay to Legg Mason Real Estate Services, Inc. the compensation payable to it with respect to this transaction. Sellers hereby indemnify, protect and defend and hold Buyer harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, attorneys' fees of counsel selected by Buyer) resulting or arising from the claims of any broker, finder or other such party, claiming by, through or under the acts or agreements of any Seller. Buyer hereby indemnifies, defends and holds each Seller harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, attorneys' fees of counsel selected by such Seller) resulting or arising from the claims of any broker, finder or other such party claiming by, through or under acts or agreements of Buyer. This Section 26 shall survive any termination of this Agreement and the Closing, if applicable.

         27.       REASONABLE EFFORTS.

         Sellers and Buyer shall use their reasonable, diligent and good faith efforts, and shall cooperate with and assist each other in their efforts, to obtain any and all consents and approvals of third parties (including, but not limited to, governmental authorities) to the transaction contemplated hereby, and to otherwise perform as may be necessary or otherwise reasonably requested by the other party to effectuate and carry out the purposes of, this Agreement.

         28.       MISCELLANEOUS.

                  28.1. Entire Agreement. This Agreement, the Services Company Agreement, and the two option agreements described above constitute the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

                  28.2. Time of the Essence. Time is of the essence of this Agreement. If any date herein set forth for the performance of any obligations by Sellers or Buyer or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term "legal holiday" means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Maryland for observance thereof.

                  28.3. Conditions Precedent. 28.3.1 The obligations of Buyer to make the payments and deliver the Shares as described in Section 3 above and to close the transaction contemplated herein are subject to the express Buyer's Conditions Precedent set forth in this Agreement, each of which is for the sole benefit of Buyer and may be waived at any time by written notice thereof from Buyer to Seller. The waiver of any particular Buyer's Condition Precedent shall not constitute the waiver of any other.


                  28.3.2 The obligations of Sellers to close the transaction contemplated herein are subject to the express Sellers' Condition Precedent set forth in this Agreement, each of which is for the sole benefit of Sellers and may be waived at any time by written notice thereof from Sellers to Buyer. The waiver of any particular Sellers' Condition Precedent shall not constitute the waiver of any other.


                  28.4. Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Sellers and Buyer have contributed substantially and materially to the preparation of this Agreement. The headings of various Sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

                  28.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

                  28.6. Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

                  28.7. Expenses. Except and to the extent as otherwise expressly provided to the contrary herein, Buyer and Sellers shall each bear its own respective costs and expenses relating to the transactions contemplated hereby, including, without limitation, fees and expenses of legal counsel or other representatives for the services used, hired or connected with the proposed transactions mentioned above.

                  28.8. Control of Defense Counsel. Each indemnified party shall give reasonably prompt notice to each indemnifying party of any action or proceeding commenced against the indemnified party in respect of which indemnity may be sought hereunder, but failure so to notify an indemnifying party (i) shall not relieve it from any liability which it may have under any indemnity provided herein unless and to the extent it did not otherwise learn of such action and the lack of notice by the indemnified party results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) shall not, in any event, relieve the indemnifying party from any obligations to any indemnified party hereunder other than its indemnification obligation if the indemnifying party so elects within a reasonable time after receipt of such notice, the indemnifying party may assume the defense of such action or proceeding at such indemnifying party's own expense with counsel chosen by the indemnifying party; provided, however, that, if such indemnified party or parties reasonably determine that a conflict of interest exists where it is advisable for such indemnified party or parties to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to them which are different from or in addition to those available to the indemnifying party, then the indemnifying party shall not be entitled to one separate counsel at the indemnifying party's expense. If an indemnifying party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this Section 28.8 , the indemnifying party or parties will pay the reasonable fees and expenses of counsel for the indemnified party or parties. In such event however, no indemnifying party will be liable for any settlement effected without the written consent of such indemnifying party. If an indemnifying party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this Section, such indemnifying party shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action or proceeding.

                  28.9. Waiver of Conditions Precedent. Buyer and Sellers shall each have the right, in its sole and absolute discretion, to waive any Condition Precedent for its benefit contained in this Agreement.

                  28.10. Certain Securities Matters. No sale of Shares is intended by the parties by virtue of their execution of this Agreement.

                  28.11. Counterparts. This Agreement may be executed in any number of identical counterparts, any of which may contain the signatures of less than all parties, and all of which together shall constitute a single agreement.

                  28.12. Calculation of Time Periods. Notwithstanding anything to the contrary contained in this Agreement, any period of time provided for in this Agreement that is intended to expire on or prior to the Closing Date, but that would extend beyond the Closing Date if permitted to run its full term, shall be deemed to expire upon the Closing.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Acquisition Agreement on the date first above written.

                                  Buyer:


                                  CORPORATE OFFICE PROPERTIES, L.P.

                                  By:   Corporate Office Properties
                                        Trust, its sole general partner


                                  By:_________________________________
                                  Clay W. Hamlin, III, President
                                  and Chief Executive Officer

                               JOINDER BY ESCROWEE

         Commonwealth Land Title Insurance Company, intending to be legally bound, joins in this Agreement to evidence its agreement to act as Escrowee under this Agreement and to be bound by the provisions of this Agreement applicable to Escrowee.

                                      COMMONWEALTH LAND TITLE INSURANCE COMPANY


                                      By: ______________________________
                                      Name:
                                      Title:

                              SCHEDULE OF EXHIBITS

         Exhibit "Sellers"
         Exhibit "Net Value Percentage Allocation"
         Exhibit "Entities"
         Exhibit "Registration Rights Agreement"
         Exhibit "Projects"
         Exhibit "Share Schedule"
         Exhibit "Cash Component Allocation" Exhibit "Assumed Indebtedness" Exhibit "Satisfied Indebtedness" Exhibit "Investor Materials" Exhibit "Certification of Default" Exhibit "Informational Materials" Exhibit "Seller's Deliveries" Exhibit "Permitted Exceptions" Exhibit "Service Contracts" Exhibit "Real Estate Tax Matters" Exhibit "Lease Controversies" Exhibit "Assumed Loan Documents" Exhibit "Satisfied Loan Documents" Exhibit "Tred Avon Loan Documents" Exhibit "Securities Reporting Requirements" Exhibit "Audit Representation Letter" Exhibit "USTs" Exhibit "Tenant Estoppel Certificate" Exhibit "Option Projects" Exhibit "Tenant Purchase Rights" Exhibit "Constellation Lease " Exhibit "TIF Agreement" Exhibit "Commissions" Exhibit "Development Management Agreement"

                                EXHIBIT "SELLERS"

                    EXHIBIT "NET VALUE PERCENTAGE ALLOCATION"

                               EXHIBIT "ENTITIES"

                     EXHIBIT "REGISTRATION RIGHTS AGREEMENT"

                               EXHIBIT "PROJECTS"

                          EXHIBIT "CONSTELLATION LEASE"

                            EXHIBIT "SHARE SCHEDULE"

                       EXHIBIT "CASH COMPONENT ALLOCATION"

                         EXHIBIT "ASSUMED INDEBTEDNESS"

                        EXHIBIT "ASSUMED LOAN DOCUMENTS"

                        EXHIBIT "SATISFIED INDEBTEDNESS"

                       EXHIBIT "SATISFIED LOAN DOCUMENTS"

                       EXHIBIT "TRED AVON LOAN DOCUMENTS"

                          EXHIBIT "INVESTOR MATERIALS"

                        CORPORATE OFFICE PROPERTIES TRUST

                             INVESTOR QUESTIONNAIRE

          ---------------------------------------------------------------------

             ALL INFORMATION HEREIN WILL BE TREATED CONFIDENTIALLY UNLESS
               REQUIRED BY COURT ORDER OR OTHERWISE REQUIRED BY THE
                 CORPORATE OFFICE PROPERTIES TRUST (THE "REIT")
             TO DEMONSTRATE THE AVAILABILITY OF EXEMPTIONS FROM THE
          REGISTRATION REQUIREMENTS OF RELEVANT FEDERAL AND STATE LAWS GOVERNING
                 THE OFFER AND SALE OF THE SECURITIES.
          --------------------------------------------------------------------


Corporate Office Properties Trust
One Logan Square - Suite 1105
Philadelphia, PA   19103

Ladies and Gentlemen:

         The information contained herein is being furnished to you in order for you to determine whether (i) the undersigned may receive Common Shares and Convertible Preferred Shares of the REIT (collectively, the "Securities") as contemplated by the Acquisition Agreement between Corporate Office Properties, L.P. (the "UPREIT") and the other signatories thereto with respect to the acquisition of the Interests in the entities owning the portfolio of Constellation Real Estate, Inc., Columbia, Maryland (the "Agreement"), and (ii) the undersigned's subscription for the Securities as evidenced by the execution of the Agreement may be accepted by you in accordance with the requirements of
Section 4(2) of the Securities Act of 1933, as amended (the "Act"), and Regulation D promulgated thereunder ("Regulation D"). The undersigned understands that you will rely on the information contained herein for purposes of, among other things, determining whether the undersigned is an "Accredited Investor" as such term is defined in Regulation D. The undersigned also understands that this Questionnaire is not an offer of the Securities or any other securities to the undersigned.

         The undersigned understands that its answers will at all times be kept confidential unless required by court order or otherwise required by the REIT or UPREIT to demonstrate the availability of exemptions from the registration requirements of relevant federal and state laws governing the offer and sale of the Securities. By signing this Investor Questionnaire, the undersigned agrees that the REIT may present this Investor Questionnaire to such parties as either deems appropriate if called upon under law to establish the availability under federal or state laws of an exemption from registration of the offer and sale of the Securities.

                                                    -----------

                                  INSTRUCTIONS

         (A) Complete either Section I or Section II, whichever is applicable, on pages 3-7.

         (B) On page 8, date and sign where indicated. If the investor is a corporation, a Notary Public must complete and sign on page 9.

         Please print or type your answers. If the answer to any question is "No" or "Not Applicable," please so state. Please provide information for every investor, using a separate questionnaire for each. Please do not confuse individual assets or income with assets or income of a trust, corporation or partnership in which you have an interest; do, however, list the value of your interest in such entities.


                       INDIVIDUALS MUST COMPLETE SECTION I
                                       AND
             CORPORATIONS, ENTITIES AND OTHER ENTITIES MUST COMPLETE
                                   SECTION II

                   ALL QUESTIONS IN THE APPROPRIATE SECTION MUST BE ANSWERED -


SECTION I.        QUESTIONS FOR INDIVIDUALS

         1.       Name:______________________________________  Age:____________

U.S. Citizen:     Yes_____ No_____

Number of Dependents:_____ Social Security No.:_________________________________

         2. Are you acquiring the Securities of the UPREIT for your own account?

                                                      Yes_____         No_____

                  If no, please specify:

         3. Method of Investment Qualification: An individual will qualify as an Accredited Investor if he or she meets any one of the following requirements. Please indicate if you meet any of the following requirements:

         (A) I am a natural person and had an individual income in excess of $200,000 in each of the two most recent years and reasonably expect an income in excess of $200,000 in the current year. For these purposes, "income" means my individual adjusted gross income for federal income tax purposes, plus
                  (i) any deduction for long term capital gains; (ii) any deduction for depletion; (iii) any exclusion for interest; and
                  (iv) any losses of a partnership allocated to an individual limited partner.

                                                      Yes_____         No_____

         (B) I am a natural person and had a joint income with my spouse in excess of $300,000 in each of the two most recent years and reasonably expect a joint income with my spouse in excess of $300,000 in the current year. For these purposes, "income" shall be determined as set forth in Section 3(A) above.

                                                      Yes_____         No_____

         (C) I am a natural person and had an individual net worth on the date hereof (or joint net worth with my spouse) in excess of $1 million (including my home, home furnishings and automobiles).

                                                      Yes_____         No_____

         (D) I am a director, executive officer or general partner of the REIT.

                                                      Yes_____         No_____

I understand that the UPREIT and the REIT will rely upon the accuracy and completeness of my responses to the foregoing questions and I represent and warrant to the UPREIT and the REIT as follows:

         (a) The answers to the above questions are complete and correct and may be relied upon by the UPREIT and the REIT in determining whether the undersigned is an Accredited Investor.

         (b) I will immediately notify the UPREIT and the REIT of any material change in any statement made herein occurring prior to the closing of any subscription for the Securities.

         (c) The acquisition of the Securities will be solely for my account, and not for the account of any other person or with a view toward transfer, resale, assignment, fractionalization or distribution thereof.

SECTION II.       QUESTIONS FOR CORPORATIONS, ENTITIES AND OTHER ENTITIES

         1. Name and Nature (e.g., limited partnership, corporation, trust, limited liability company) of Entity:

         2.       Date of Organization:

         3.       State of Organization:

         4.       Taxpayer Identification No.:

         5.       Accredited Investor Suitability Requirements.

         (A) Has the subscribing entity been formed for the specific purpose of investing in the Securities?

                                                      Yes_____         No_____

         (B) If your answer to question A is "No," INITIAL OR CHECK whichever of the following statements is applicable to the subscribing entity; if your answer to question A is "Yes" or if none of the statements in clause (1) below is applicable, the subscribing entity must be able to certify to statement
                  (2) below in order to qualify as an Accredited Investor.

         (1) The undersigned entity certifies that it is an Accredited Investor because it is:

               (i) a bank as defined in Section 3(a)(2) of the Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act, whether acting in an individual or fiduciary capacity;

                                                      Yes_____         No_____

              (ii) a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934;

                                                      Yes_____         No_____

             (iii) an insurance company as defined in Section 2(13) of the Act


                                                      Yes_____         No_____

              (iv) an investment company registered under the Investment Company Act of 1940;

                                                      Yes_____         No_____

               (v)   a business development company as defined in Section 2(a)
(48) of the Investment Company Act of 1940;

                                                      Yes_____         No_____

                  (vi) a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

                                                      Yes_____         No_____

                  (vii) a plan established by a state or its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees provided that such employee benefit plan has total assets in excess of $5,000,000;

                                                      Yes_____         No_____
                                       4

                  (viii) an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, provided that the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, and the plan fiduciary is either a bank, insurance company or registered investment adviser or provided that the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, the investment decisions are made solely by persons that are Accredited Investors (if a self-directed plan with more than one investment account, (1) each participant must maintain a separate investment account within the plan, and (2) the funds of the separate investment accounts within the plan must not be commingled);

                                                      Yes_____         No_____

                  (ix) a private business development company as defined in
 Section 202(a)(22) of the Investment Advisers Act of 1940;

                                                      Yes_____         No_____

                  (x) an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, a corporation, a Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Securities, with total assets in excess of $5,000,000; or

                                                      Yes_____         No_____

                  (xi) a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of investing in the Securities, whose subscription is directed by a sophisticated person as defined in Rule 506(b)(2)(ii) promulgated under the Act.

                                                      Yes_____         No_____

         (2) The undersigned entity certifies that it is an Accredited Investor because each of its stockholders, partners or other equity holders meets at least one of the following conditions:

                  (i) It is a natural person and had an individual net worth at the time of subscription for (or joint net worth with spouse) in excess of $1 million (including my home, home furnishings and automobiles).

                                                      Yes_____         No_____

                  (ii) It is a natural person and had an individual income (without including any income of my spouse) in excess of $200,000 (or joint income with my spouse in excess of $300,000) in each of the two most recent years and reasonably expect an individual income in excess of $200,000 (or joint income with my spouse in excess of $300,000) in the current year. For these purposes, "income" means my individual adjusted gross income for federal income tax purposes, plus (i) any deduction for long term capital gains; (ii) any deduction for depletion; (iii) any exclusion for interest; and (iv) any losses of a partnership allocated to an individual limited partner.

                                                      Yes_____         No_____

                  (iii) The stockholder, interest holder or other equity holder is a corporation, partnership, trust or other entity which meets the description of at least one of the organizations specified in statement B(1) above or whose stockholders, partners, beneficiaries or other equity holders meet at least one of the descriptions in this statement B(2).

                                                      Yes_____         No_____

         6. The undersigned entity has all requisite authority to acquire the Securities referenced in, and to enter into, the Subscription Agreement.

                                                      Yes_____         No_____

The undersigned understands that the UPREIT and the REIT will rely upon the accuracy and completeness of its responses to the foregoing questions and represents and warrants to the UPREIT and the REIT as follows:

         (a) The answers to the above questions are complete and correct and may be relied upon by the UPREIT and the REIT in determining whether the undersigned is an Accredited Investor.

         (b) The undersigned will immediately notify the UPREIT and the REIT of any material change in any statement made herein occurring prior to the closing of any offering by the undersigned of the Securities.

         (c) The undersigned is able to bear the economic risk of an investment in the Securities of the size contemplated. In making this statement, consideration has been given to whether the undersigned can afford to hold the investment for an indefinite period of time and whether the undersigned can afford a complete loss of its investment. The undersigned offers as evidence of its ability to bear the economic risk the information contained in this Investor Questionnaire.

         (d) The acquisition of the Securities will be solely for the undersigned's account, and not for the account of any other person or with a view toward transfer, resale, assignment, fractionalization or distribution thereof.

         IN WITNESS WHEREOF, the undersigned has executed this Investor Questionnaire this ______ day of _______________, 199___ and declare that it is truthful and correct.

INDIVIDUALS                               CORPORATIONS, ENTITIES AND
                                          OTHER ENTITIES


Signature of Investor                     Name of Entity


                                          Authorized Signature


PRINT Name of Investor                    PRINT Name and Title of Person Signing

Address:                                  Address:

                      ACKNOWLEDGMENT FOR CORPORATE INVESTOR

STATE OF __________________         )
                                            )        SS
COUNTY OF __________________        )

         On this ______ day of __________________, 199___, before me personally appeared ____________________________ to me known, who, being first by me duly sworn, did depose and say that (s)he resides at _____________________________ that (s)he is the ______________ of ________________________, the corporation described in and which executed the above instrument; that [the corporation has no seal]* [(s)he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it is so affixed by order of the Board of Directors of said corporation]*, and that (s)he signed his(her) name thereto by order of said corporation's Board of Directors.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                       -----------------------------------------
                                                          Notary Public:

                                                       My Commission Expires:

[SEAL]



















-------------------------------
*  Strike out whichever bracketed clause does not apply.

                        EXHIBIT "INFORMATIONAL MATERIALS"

         The following documents filed to date by the REIT with the Securities and Exchange Commission pursuant to either the Securities Exchange Act of 1934, as amended or the Securities Act of 1933, as amended:

         1.   Annual Report on Form 10-K for the year ended December 31, 1997;

         2.   Proxy Statement dated February 11, 1998; and,

         3. Prospectus dated April 22, 1998 included in Registration Statement Number 333-47465 filed pursuant to Rule 424(b).

                          EXHIBIT "SELLER'S DELIVERIES"

         1. Copies of any and all Leases and all other agreements affecting the Projects.

         2. A rent roll (the "Rent Roll") indicating all Tenants, spaces occupied and vacant (including the square footage thereof), Base Rent, escalations, "pass-throughs" (including, but not limited to, real estate taxes, utilities, insurance and/or operating expenses), Additional Rent, rent adjustments (including, but not limited to, Consumer Price Index, or other adjustments) construction allowances, abatements, concessions, lease commencement and expiration dates, renewal or expansion options, options to purchase, cancellation rights, security and/or other deposits.

         3. A schedule of all employees of Sellers engaged in the operation or maintenance of the Projects or Contributor's business, setting forth in respect of each employee: such employee's name, position, duties, current salary or wages, Christmas or other bonus, fringe benefits, accrued vacation time and sick leave, and information as to any other compensation in cash or in kind to which such employee may be entitled.

         4. Copies of all hazard, rent loss, liability and other insurance policies currently in force with respect to the Projects and/or Contributor's business (the "Existing Insurance Policies").

         5. Copies of all income and expense statements, year-end financial and monthly and annual operating statements (the "Operating Statements") for the Projects for calendar years 1995, 1996, 1997 and, to the extent available, 1998. Sellers shall deliver to Acquiror all Operating Statements prepared in the ordinary course of business promptly upon preparation thereof relating to periods prior to Closing, even if prepared after Closing.

         6, Copies of all engineering and architectural plans and specifications, drawings, studies and surveys relating to the Projects (collectively the "Plans"), in Contributor's possession or control, and copies of any reports or studies (including, but not limited to, inspection reports of governmental authorities or insurance carriers), in Contributor's possession or control, in respect of the physical condition or operation of the Projects or recommended improvements thereto.

         7. Copies of the bill or bills issued for the years 1995, 1996, 1997 and, if available, 1998, for all real estate taxes and personal property taxes and copies of any and all notices pertaining to real estate taxes or assessments applicable to the Projects (the "Tax Bills"). Sellers shall promptly deliver to Acquiror copies of any such bills or notices received by Sellers after the Contract Date, even if received after Closing.

         8. Copies of all brokerage commission, management, leasing, maintenance, repair, service, pest control and supply contracts (including, without limitation, janitorial, elevator, scavenger, laundry and landscaping agreements), equipment rental agreements and master antenna agreements (if applicable), and any other contracts or agreements relating to or affecting the Projects (other than Major Repair Contracts, as defined herein) or which will be binding upon the Projects or Acquiror subsequent to Closing, all as amended (the "Contracts").

         9. Copies of all contracts for repairs or capital replacements to be performed at the Projects, or covering such work performed during the two (2) years immediately preceding the Contract Date for a contract price in excess of $10,000.00 "Major Repair Contracts").

         10. Copies of all certificates of occupancy, licenses, permits, authorizations and approvals required by law or by any governmental authority having jurisdiction thereover in respect of the Projects, or any portion thereof, occupancy thereof or any present use thereof (the "Governmental Approvals").

         11. Copies of any operating budgets for the Projects for the years 1996, 1997, and 1998.

         12. Copies of the documents pursuant to which Sellers is organized and operates its business, together with proof of the authority of the signatory or signatories of this Agreement on behalf of Sellers to execute this Agreement.

         13. Copies of all guarantees, warranties and other documents or instruments evidencing or relating to the Intangible Personal Property.

         14. Copies of all unrecorded easements and licenses of Sellers for the benefit of any Project or portion thereof or of third parties burdening any Project or portion thereof.

         15. Copies of all of the organizational documents pertaining to each Entity (including all partnership agreements, as amended, certificates of limited partnership and any other documents pertaining to the organization, operation or management of each Entity).

         16. Copies of all of the Existing Loan Documents (as defined in the body of this Agreement) and any correspondence or notices pertaining thereto.

                        EXHIBIT "TENANT PURCHASE RIGHTS"

                           EXHIBIT "SERVICE CONTRACTS"

                        EXHIBIT "REAL ESTATE TAX MATTERS"

                          EXHIBIT "LEASE CONTROVERSIES"

                   EXHIBIT "SECURITIES REPORTING REQUIREMENTS"

         For the period of time commencing on the date of the Acquisition Agreement and continuing through the second anniversary of the Closing Date, Sellers shall, from time to time, upon reasonable advance notice from the REIT, provide the REIT and its representatives, agents and employees with access to all financial and other information in its possession or with respect to which it has reasonable access pertaining to the period of Seller's ownership and operation of the Projects, which information is relevant and reasonably necessary, in the opinion of the REIT's outside, third party accountants (the "Accountants"), to enable the REIT and its Accountants to prepare financial statements in compliance with any or all of (a) Rule 3-14 of Regulation S-X of the Securities and Exchange Commission (the "Commission"); (b) any other rule issued by the Commission and applicable to the REIT; and (c) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of, the REIT; provided, however, that in any such event(s), the UPREIT shall reimburse Sellers for those third party, out-of-pocket costs and expenses that Sellers incur in order to comply with the foregoing requirements. Sellers acknowledge and agree that the following is a representative description of the information and documentation that the REIT and the Accountants may require in order to comply with (a), (b) and (c) above. Sellers shall provide such information, and documentation on a per-Project basis, if available.

         1. Rent rolls for the calendar month in which the Closing occurs and the eleven (11) calendar months immediately preceding the calendar month in which the Closing occurs;

         2. Seller's written analysis of both (a) scheduled increases in base rent required under any Leases in effect on the Closing Date; and (b) rent concessions imposed those Leases, and the straight line effect of (a) and (b);

         3. Seller's internally-prepared Operating Statements;

         4. Access to Leases;

         5. Seller's budgeted annual and monthly income and expenses, compared to actual annual and monthly income and expenses;

         6. Most currently available real estate tax bills;

         7. Access to Seller's cash receipt journal(s) and bank statements for the Projects;

         8. Seller's general ledger with respect to the Projects;

         9. Seller's schedule of expense reimbursements required under Leases in effect on the Closing Date;

         10. Schedule of those items of repairs and maintenance performed by, or at the direction of Seller, during Seller's final fiscal year in which Seller owns and operates the Projects (the "Final Fiscal Year");

         11. Schedule of those capital improvements and fixed asset additions made by, or at the direction of, Seller during the Final Fiscal Year;

         12. Access to Seller's invoices with respect to expenditures made during the Final Fiscal Year; and

         13. Access (during normal and customary business hours) to responsible personnel to answer accounting questions.

                      EXHIBIT "AUDIT REPRESENTATION LETTER"

[Date]

Dear Sirs:

         We are writing at your request to confirm our understanding that your audit of the statement of operating income for the year ended _____________________, ______, was made for the purpose of expressing an opinion as to whether the statement of operating income presents fairly, in all material respects, the results of operations of [Name of Project] in conformity with generally accepted accounting principles. In connection with your audit we confirm, to the best of our knowledge and belief, the following representations made during your audit.

         1. All financial records, board minutes and data related to the property have been made available to you.

         2. There have been no:

                  (a) Irregularities involving any member of management or employees who have significant roles in the system of internal accounting control structure.

                  (b) Irregularities involving other employees that could have a material effect on the financial statements.

                  (c) Communications from regulatory agencies concerning noncompliance with, or deficiencies in, financial reporting practices that could have a material effect on the financial statements.

                  (d) Violations or possible violations of laws or regulations, the effects of which should be considered for disclosure in the financial statements or as a basis for recording a loss contingency.

         3. There are no:

                  (a) Unasserted claims or assessments that are probable of assertion and must be disclosed in accordance with Statement of Financial Accounting Standards No. 5.

                  (b) Material liabilities or gain or loss contingencies (including oral and written guarantees) that are required to be accrued or disclosed by Statement of Financial Accounting Standards No. 5.

                  (c) Material transactions that have not been properly recorded in the accounting records underlying the financial statements.

                  (d) Events that have occurred subsequent to ___________________, ___________ in the financial statements that would require adjustment to or disclosure in the financial statements, except for the sale which you are aware of.

         4. Appropriate adjustment, when material, has been made for:

                  (a)      Uncollectible amounts recorded under lease contracts.

                  (b)      Rental income received in advance.

                  (c)      Rent concessions, abatements, or rent holidays.

         5. The Company has complied with all aspects of contractual agreements that would have a material effect on the financial statements in the event of noncompliance.

         6. All significant related party transactions have been properly recorded or disclosed in the financial statements.

         7. In the opinion of the undersigned the ____________ and _____________ financial information provided to you contains all adjustments necessary for a fair presentation of operating income.

                                                     By:


                                                     [Seller/Seller's Manager]

                                 EXHIBIT "USTS"

                      EXHIBIT "TENANT ESTOPPEL CERTIFICATE"

To:

                             (Lease to be Attached)

         The undersigned, ______________________________________ ("Tenant"),
hereby certifies that:

                  (a) Annexed hereto as Exhibit "A" is a true and correct copy of the lease ("Lease"), dated as of the _____ day of _______________, 19___, by and between the undersigned, as tenant ("Tenant"), and _____________________________________________ as landlord ("Landlord"), covering certain [insert type of property] space ("Premises") in the building located at _________________________________ ("Building"). The net rentable square footage of the Premises is ________________________.

                  (b) The Lease is valid and in full force and effect on the date hereof. The term of the Lease commenced on ____________, 19___, and the termination date of the present term of the Lease, excluding renewals, is __________________, 19___.

                  (c) There are no other agreements between Landlord and Tenant with respect to the Premises.

                  (d) There are no uncured defaults on the part of Tenant or on the part of Landlord under the Lease, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time, or both, will constitute a default under the Lease.

                  (e) Fixed Rent payable by Tenant presently is $______________ per month and no such rent has been paid more than thirty (30) days in advance of its due date. Tenant's security deposit is $---------------.

                  (f) Additional Rent (including Tenant's share of tax increases and cost of living increases) payable by Tenant presently is $______________ per month and no such rent has been paid more than thirty (30) days in advance of its due date.

                  (g) Tenant claims no present charge, lien or claim of offset under the Lease or otherwise, against rents or other charges due or to become due thereunder.

                  (h) Tenant has accepted possession of the Premises and any improvements required by the terms of the Lease to be made by the lessor thereunder have been completed to the satisfaction of Tenant.

                  (i) The address for notices to be sent to Tenant is as set forth in the Lease.

                  (j) This Estoppel Certificate may be relied upon by any prospective purchaser or encumbrancer of the Building.

                  (k) Tenant has no right of first refusal, option or other right to purchase the Premises or the Building, nor does Tenant have any right to unilaterally cancel the Lease. Tenant has no renewal options or expansion options.

                  (l) Rents payable pursuant to the Lease are not based upon the income or profits of Tenant.

                  (m) There is not a material amount of personal property demised to the Tenant under or in connection with the Lease.

                  (n) Except for services customarily provided by landlords in the geographic area of the Premises, there are no services furnished to the Tenant in connection with the lease of the Premises.

                  (o) The Lease was not entered into in connection with a sale/ leaseback transaction.

                  (p) There are no subleases under or in connection with the Lease.

         IN WITNESS WHEREOF, the undersigned has executed and delivered this Estoppel Certificate on the _____ day of ______________, 19____.


                                          ------------------------------------
                                                           (Tenant)

                                         By:      ______________________________

-ii-
371015.6 9/4/98
371015.6 9/4/98
                       EXHIBIT "CERTIFICATION OF DEFAULT"

                     [CONSTELLATION REAL ESTATE LETTERHEAD]

                                   [DATE]

VIA FEDERAL EXPRESS

Commonwealth Land Title Insurance Company
1700 Market Street
Philadelphia, PA   19103
Attention:  M. Gordon Daniels, Esquire

  Re: Certification of Default under that certain Contribution Agreement dated as of May ____, 1998 for the Constellation Real Estate Portfolio/Completed Properties

Dear Mr. Daniels:

         Commonwealth Land Title Insurance Company ("Escrowee") is the escrow agent under the Contribution Agreement described above (the "Contribution Agreement"). In such capacity, Escrowee is presently holding that certain $5,000,000 letter of credit issued by ____________________ (the "Issuer") for the benefit of Escrowee (the "Letter of Credit") in escrow under and subject to the terms of the Contribution Agreement. Capitalized terms which are not otherwise defined in this letter shall have the meaning set forth in the Contribution Agreement.

         You are hereby advised, and the undersigned hereby certifies, that Buyer has defaulted in the performance of Buyer's obligations under the Contribution Agreement by __________________________________ [INSERT HERE
DETAILED DESCRIPTION OF NATURE OF ALLEGED DEFAULT]. As required by Section 6.3.1 of the Contribution Agreement, you are hereby directed to submit a draft on the Letter of Credit in the amount of $5,000,000 to the Issuer, and to hold such Proceeds in escrow in accordance with the terms of the Contribution Agreement in a separate, interest bearing, money market account in a federally insured bank.

         This notice constitutes a Certification of Default as defined in the Contribution Agreement.

                              [INSERT SIGNATURE BLOCK; MUST BE
                              SIGNED BY RANDALL M. GRIFFIN,
                              JOHN HARRIS GURLEY,
                              CHARLES E. GARMAN OR
                              DAN R. SKOWRONSKI AND NOTARIZE]

cc:      Clay W. Hamlin, III (via Federal Express)
         F. Michael Wysocki, Esquire (via Federal Express)

STATE OF MARYLAND

COUNTY OF ____________________

         On this _____ day of __________, 1998, before me, the undersigned officer, personally appeared ____________________________, known to me (or satisfactorily proven) to be the person who executed the Certification of Default and acknowledged that he is the _______________________ of ___________________________ and that he executed the same for the purposes therein contained on behalf of the corporation by signing his name as such officer.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal.


                                        ------------------------------------
                                                  Notary Public

                            EXHIBIT "OPTION PROJECTS"

         All documents listed below are attached.

         1.       National Business Park
                  5 Year Option and Right of First Refusal

         2.       Brown's Wharf adjacent land - Right of First Refusal

         3.       Constellation Centre Unit 6 and 2 - Right of First Refusal

         4.       Annapolis Exchange
                  2 Year Option to Purchase (LLC Member interests)

                              EXHIBIT "COMMISSIONS"

                                TABLE OF CONTENTS

                                                                          Page


1. DEFINITIONS.................................................................3


2. ASSIGNMENT AND TRANSFER OF INTERESTS.......................................10


3. CONSIDERATION..............................................................10


4. SHARES; INVESTOR MATERIALS; PROXY STATEMENT................................13


5. REIT BOARD OF TRUSTEES; CERTAIN REIT OPERATIONS; RELATED TRANSACTIONS......14


6. CLOSING....................................................................16


7. SELLER'S DELIVERIES........................................................19


8. INSPECTION PERIOD..........................................................19


9. TITLE AND SURVEY MATTERS...................................................21


10. REPRESENTATIONS AND WARRANTIES AS TO PROJECTS.............................22


11. REPRESENTATIONS AS TO INTERESTS/SECURITIES AND RELATED MATTERS............27


12. COVENANTS OF SELLER.......................................................31


13. ENVIRONMENTAL WARRANTIES AND AGREEMENTS...................................35


14. ADDITIONAL CONDITIONS PRECEDENT TO CLOSING................................38

15. LEASES-CONDITIONS PRECEDENT AND WARRANTIES WITH RESPECT THERETO...........40


16. CLOSING DELIVERIES........................................................42


17. PRORATIONS AND ADJUSTMENTS................................................47


18. CLOSING EXPENSES..........................................................50


19. DESTRUCTION, LOSS OR DIMINUTION OF PROJECTS...............................50


20. DEFAULT...................................................................52


21. SUCCESSORS AND ASSIGNS....................................................54


22. LITIGATION................................................................55


23. NOTICES...................................................................55


24. BENEFIT...................................................................56

25. LIMITATION OF LIABILITY...................................................56


26. BROKERAGE.................................................................57


27. REASONABLE EFFORTS........................................................57

28. MISCELLANEOUS.............................................................57